Exhibit 99.1

BUSINESS OVERVIEW

Corporate Information

We were originally incorporated in the State of Delaware in April 2003 as PharmacoFore, Inc. and, in January 2012, we changed our name from PharmacoFore, Inc. to Signature Therapeutics Inc. (“Signature”). In December 2015, Signature merged with and into Ensysce Biosciences, Inc. (“Former Ensysce”). In June 2021, Former Ensysce merged with and into Leisure Acquisition Corporation (“LACQ”). As part of the transaction, LACQ changed its name to “Ensysce Biosciences, Inc.”

On August 5, 2026, we completed our acquisition of Cy Biopharma, Inc. (“Cy Biopharma”) pursuant to an Agreement and Plan of Merger, dated August 5, 2026 (the “Merger Agreement”), by and among us, PHRMA Merger Sub I, Inc. (“First Merger Sub”), PHRMA Merger Sub II, LLC (“Second Merger Sub”) and Cy Biopharma (the “Acquisition”). The Acquisition was effected in two steps: first, First Merger Sub merged with and into Cy Biopharma, with Cy Biopharma surviving as our wholly owned subsidiary; immediately thereafter, Cy Biopharma merged with and into Second Merger Sub, with Second Merger Sub surviving as our wholly owned subsidiary. The Acquisition is intended to qualify as a tax-free reorganization for U.S. federal income tax purposes. As consideration for the outstanding equity interests of Cy Biopharma, we issued to Cy Biopharma’s equityholders the right to receive 282,122 shares of our Series C Preferred Stock, par value $0.0001 per share (the “Series C Preferred Stock”), each of which is convertible into 1,000 shares of our common stock, subject to applicable conditions, including stockholder approval of the conversion of the Series C Preferred Stock. Concurrently with the Acquisition, we completed a private placement in which we issued 66,811 shares of Series C Preferred Stock for gross proceeds, before deducting placement agent fees and other transaction expenses, of approximately $21.5 million. Before the Acquisition, Cy Biopharma also completed a convertible note financing that provided approximately $17.1 million in cash.

The mailing address of our principal executive office is 7946 Ivanhoe Avenue, Suite 201, La Jolla, California 92037. Our corporate telephone number is (858) 263-4196. Our website address is www.ensysce.com. Information contained on our website, or connected thereto, does not constitute part of, and is not incorporated by reference into, our Annual Report on Form 10-K.

Channels for Disclosure of Information

Investors, the media, and others should note that we announce material information to the public through filings with the SEC, the investor relations page on our website, blog posts on our website, press releases, public conference calls, webcasts, and our X feed (@EnsysceBio).

The information disclosed by the foregoing channels could be deemed to be material information. As such, we encourage investors, the media, and others to follow the channels listed above and to review the information disclosed through such channels.

Any updates to the list of disclosure channels through which we will announce information will be posted on the investor relations page on our website.

Business Overview

We are a clinical stage pharmaceutical company seeking to develop innovative solutions for severe chronic pain relief while reducing the potential for opioid misuse, abuse, and overdose.

We are currently developing product candidates designed to improve the safety of prescription drugs. Our primary focus has been on opioid pain products and opioid use disorder products. Prescription opioid abuse presents major burdens to society, resulting in significant costs, illnesses, and deaths, many of which we believe could be prevented through the use of our proprietary technologies. We believe the intertwined issues of (1) the widespread abuse of prescription opioids and (2) the resultant reluctance of many prescribers to write prescriptions for opioid analgesics have resulted in the persistent under-treatment of patients with moderate-to-severe pain. Our platforms utilize a novel molecular delivery technology designed to deter prescription opioid abuse at the molecular level, provide a number of safety features and have been shown to provide what we believe are advantages over currently prescribed opioid medication. Following the closing of the Acquisition, we have also expanded our pipeline to include novel neuroplastogenic therapies for severe chronic and complex pain disorders.

Our existing development pipeline included two new drug platforms – an abuse-resistant opioid prodrug technology – the Trypsin Activated Abuse Protection platform (the “TAAP platform”), and an overdose protection opioid prodrug technology – the Multi-Pill Abuse Resistance platform (“the MPAR® platform”). The TAAP platform is designed to seek to improve the care of patients with severe pain while reducing the human and economic costs associated with prescription opioid drug abuse. The MPAR® platform when combined with our TAAP prodrugs is designed not only to seek to prevent abuse of prescription drugs but also to reduce overdose occurrences. Each prodrug is intended to be able to be combined with our MPAR® technology for overdose protection. With our acquisition of Cy Biopharma, our development pipeline was expanded to include Cy Biopharma’s technology platform based on serotonergic modulation of neural networks through the 5-HT2A serotonin receptor and a neuroplastogenic approach intended to address neural circuitry associated with severe chronic and complex pain disorders.

The technology under the TAAP platform when applied to opioid drugs is designed to release clinically effective opioid drugs only when exposed to specific physiological conditions (i.e., when the drug is ingested and exposed to the digestive enzyme trypsin). Our lead product candidate, PF614, is a TAAP oxycodone prodrug that is a biologically inactive compound which can be metabolized in the body to produce a drug with demonstrable features aimed at resisting both oral and non-oral modes of prescription drug abuse. This approach differs from current formulation-based strategies such as OxyContin OP which uses Intac® Technology (crush-resistant polymers) and Xtampza®ER which uses DETERx™ (insoluble fatty acid salts in polymers), in a number of ways. First, the TAAP technology seeks to remove the ability of a user to abuse PF614 intravenously or intranasally based on preclinical studies that show PF614 does not readily convert into oxycodone in the blood stream and trypsin is not present in the nasal passage, and, accordingly, PF614 would not convert to oxycodone in the nose. Furthermore, the chemically modified and abuse-resistance TAAP opioid drug is unaffected by simple physical manipulations designed to extract abusable amounts of opioid, such as through kitchen chemistry. Our portfolio of TAAP product candidates is based on a differentiated understanding of chemical reactivity and metabolism, as well as the key pillars of our unique approach which focuses on: (1) enzyme mediated metabolic activation localized in the gastrointestinal tract; (2) rearrangement chemistry to achieve pharmacokinetic release of active drug products; and (3) preclinical and clinical data that set forth the metabolic and chemical activation profile for each of our clinical candidates.

Utilizing this approach, we filed an Investigational New Drug application, or IND (116794), and commenced a Phase 1 clinical trial for PF614, which was completed in February 2018. The clinical data from the Phase 1 trial demonstrated that oxycodone released from PF614 as chemically-designed, and that it was absorbed following oral administration of the TAAP PF614, resulting in blood levels that matched the same release profile as the extended release oxycodone product, OxyContin OP, yet provided a longer half-life indicating that PF614 was a product that could be more effective on a twice daily prescribing basis. A second multi-ascending dose study with a bioequivalent arm was completed in July 2022 and a nasal human abuse potential (HAP) study was completed in October 2022. A second oral HAP study was completed in March 2023. A study to evaluate efficacy was completed in December 2023. A Phase 3 efficacy study in abdominoplasty was initiated with enrollment beginning in 2025 and is ongoing.

The MPAR® technology is designed to limit the bioavailability of active opioid following co-ingestion of more than prescribed doses, whether inadvertent or intentional, through a combination of a TAAP prodrug with nafamostat. Nafamostat is a small molecule that clinical studies have shown to have a steep dose response curve and to be a highly potent trypsin inhibitor. When combined with our TAAP prodrugs, our MPAR® technology is designed not to affect metabolism and the release of the active pharmaceutical ingredient. However, if the MPAR® combination product is taken in larger quantities than intended, the excess nafamostat is designed to inhibit trypsin, thereby limiting metabolic activation and the release of active opioid. We believe the potential benefits to society of an opioid that resists both oral and parenteral abuse are considerable. A Phase 1 study to explore the combination of PF614 and nafamostat, PF614-MPAR-101 was initiated in December of 2021, and early data from the study reported in May 2022 showed a reduction in the release of oxycodone over that of PF614 delivered alone. A second part of this trial to confirm overdose protection from PF614-MPAR 25 mg was completed in 2023 and data reported in May 2023. PF614-MPAR was granted Breakthrough Therapy designation by the U.S. Food and Drug Administration (the “FDA”) in January 2024. A second study, PF614-MPAR-102, designed to evaluate the overdose protection across a range of dosages, initiated enrollment of subjects in December 2024 and has completed enrollment, with final data expected in late Q4 2026.

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Unlike our TAAP and MPAR® platforms, which are designed to improve the safety profile of existing prescription opioid therapies, Cy Biopharma’s technology platform is designed to act on the underlying neurobiology thought to drive and sustain severe chronic pain disorders, such as Complex Regional Pain Syndrome (“CRPS”), based on serotonergic modulation of neural networks through the 5-HT2A serotonin receptor and a neuroplastogenic approach intended to address neural circuitry associated with severe chronic pain disorders. CY200, a clinical-stage psilocybin-based therapy whose active ingredient has received U.S. FDA Orphan Drug Designation, is a psilocybin-predominant botanical extract being developed as an oral therapy for the treatment of CRPS Type 1; psilocybin is converted in vivo to psilocin, which acts at 5-HT2A receptors. CY201 is a proprietary psilocin-dominant oral liquid formulation being evaluated as an alternative oral formulation, with potential composition-of-matter and distribution advantages. Cy Biopharma’s preclinical product candidates include CY30X and CY40X, a library of novel 5-HT agonists being evaluated for partial 5-HT2A agonism, high 5-HT1A activity and low 5-HT2B risk, among other receptor activity.

Our pipeline has been developed over the course of more than twenty years of research and investment. As a result of our acquisition of Cy Biopharma, our combined pipeline includes three clinical-stage product candidates. In addition to lead product candidates that are geared towards combating abuse and overdose of opioid drugs, the acquisition of Cy Biopharma has expanded our capabilities into neuroplastogenic therapies for severe chronic and complex pain. We have, over the years of research and development, discovered and recognized qualities and unique features of certain product candidates that may be useful in addressing additional treatment indications.

PF614

PF614 is our lead TAAP prodrug candidate under development for the treatment of acute or chronic pain. PF614 is a delayed release TAAP prodrug designed to release oxycodone under certain specific physiological circumstances when taken orally. PF614 was evaluated for safety and pharmacokinetic release of oxycodone in a Phase 1 single ascending dose clinical trial in 64 healthy subjects. The trial showed that PF614 was well tolerated with no serious adverse events. The study also showed pharmacokinetics had a maximum blood concentration of oxycodone at 4 to 6 hours after swallowing PF614, demonstrating its delayed release profile. A second Phase 1b multi-ascending dose study (MAD) was initiated in 2021 to evaluate PF614 delivered to healthy subjects twice daily for 4.5 days. This study evaluated both safety and PK, with a second part to evaluate the bioequivalence (BE) of PF614 versus OxyContin. Final data from this trial was reported in July 2022. The MAD study demonstrated both the safety of PF614 showing it was well tolerated at doses up to 200 mg, which was comparable to 80 mg of OxyContin both delivered twice daily. The BE study arm followed the successful completion of the multi-ascending twice-daily dosing study of PF614 and compared the release of oxycodone from PF614 versus OxyContin® administered to subjects in both fasted and fed states. It was concluded that 100 mg PF614 was bioequivalent to 40 mg OxyContin under both fasted and fed conditions. This data is critical to understand future prescribing criteria for PF614 as an agent bioequivalent to OxyContin and therefore may be developed through the 505(b)(2) regulatory path as defined by the FDA. The intranasal (IN) and oral human abuse potential of PF614 was assessed in two different studies. In study 1, PF614-103, we evaluated the abuse potential of PF614 100 mg relative to crushed oxycodone immediate-release (IR) tablets 40 mg (equivalent opioid doses) and placebo following intranasal administration. In study 2, PF614-104, we evaluated the oral abuse potential of intact PF614 at 3 different dose levels 50, 100 and 200 mg to IR oxycodone 40 mg and placebo. The purpose of this study is to assess the PK and human oral abuse potential of PF614. An efficacy study, PF614-201 was conducted to evaluate 50 and 100 mg PF614 in 16 healthy male subjects for the time of onset of pain relief and the ability of PF614 to relieve pain. The data was used to design our Phase 3 clinical trial.

We initiated our pivotal Phase 3 trial, PF614-301, examining the efficacy of PF614 in post-operative acute pain following abdominoplasty in July 2025 and enrollment began in December 2025. We believe PF614 has the potential to provide a safer alternative to the abuse deterrent formulated opioid products that are currently commercially available.

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PF614-MPAR

PF614-MPAR, a combination product of PF614 and nafamostat has been designed to limit abuse potential by providing resistance to use through injection or inhalation and to provide overdose protection against excessive oral ingestion. Our IND application (150966) for PF614-MPAR received FDA allowance on April 27, 2021 following the release of a Full Clinical Hold from January 8, 2021. We addressed deficiencies from the initial IND submission, amended the protocol and submitted a response to the clinical hold letter on March 29, 2021. We initiated a Phase 1 clinical trial, PF614-MPAR-101, to evaluate safety and PK in healthy subjects in December 2021. Initial data from this trial was reported in May of 2022. The PF614-MPAR-101 overdose protection study examined PF614 administered orally alone or in combination with the trypsin inhibitor nafamostat (MPAR®) to healthy volunteers. The initial data showed reduced release of oxycodone from PF614 in a simulated overdose situation. It also demonstrated the PF614 in the systemic circulation (simulated injection) did not convert to oxycodone. We completed the clinical portion and reported data from Part A of this study in December 2022. Part B of the study to test the overdose protection of the selected PF614-MPAR 25 mg formulation by administering an escalating number of dose units to a group of healthy subjects completed enrollment in March 2023. The PK data from Part B successfully showed that PF614-MPAR® 25 mg administered at a prescribed dose of one or two dose units (capsules) provided oxycodone in an equivalent manner to PF614 without MPAR®. However, the simultaneous administration of 3 dose units or greater of PF614-MPAR 25 mg, resulted in reduced oxycodone in the circulation, as compared to the unprotected PF614. There was a highly significant difference between the oxycodone blood levels following delivery of PF614 200 mg versus 8 dose units of PF614-MPAR 25 mg (200 mg PF614 total) demonstrating the reduction in oxycodone exposure produced by the MPAR® technology. This was reported in May of 2023. PF614-MPAR was granted Breakthrough Therapy designation by the FDA in January 2024.

A second three-part trial, PF614-MPAR-102, began in December 2024 to examine a 100 mg dose of PF614-MPAR. Parts 1, 2 and 3 of the trial have been completed and final data is expected in late Q4 2026. MPAR was tested clinically in partnership with Quotient Sciences, using its integrated Translational Pharmaceutics® platform to search for a PF614-MPAR formulation that allows conversion into oxycodone within the prescribed dose range but reduces conversion to oxycodone at higher than prescribed dose levels in an overdose scenario.

CY200 and CY201

Through our acquisition of Cy Biopharma, we acquired CY200, a psilocybin-predominant botanical extract being developed as an oral neuroplastogenic therapy for the treatment of CRPS Type 1. Psilocybin has received U.S. FDA Orphan Drug Designation for the treatment of CRPS. CY200 is designed to act on the underlying neurobiology thought to drive and sustain CRPS through serotonergic modulation of neural networks via 5-HT2A receptor activation, with the goal of producing durable clinical benefit. We are advancing a randomized, double-blind, placebo-controlled Phase 2 proof-of-concept and dose-finding trial of CY200 in CRPS Type 1.

Prior to the acquisition, Cy Biopharma funded an investigator-initiated, observational, open-label proof-of-concept pilot conducted by Bendable Therapy, a nonprofit psilocybin service center licensed under Oregon’s Measure 109. The pilot comprised a small number of patients with CRPS or other chronic pain conditions who were dosed with a psilocybin formulation supplied under Oregon’s Measure 109 program rather than with CY200; the pilot was not approved by an institutional review board for cohorts 1 and 2 and was intended solely for program and measurement development. A private institutional review board approved a third cohort in the first quarter of 2026. Observations from the pilot included pain reductions in certain participants and an observed duration of effect exceeding two months in three patients; however, no conclusions regarding efficacy should be inferred from the pilot data. Separately, an active Phase 2 clinical trial (NCT06001749) led by Dr. Yvan Beaussant at Dana-Farber Cancer Institute, funded in part by Cy Biopharma, is assessing the feasibility, safety and preliminary efficacy of psilocybin-assisted therapy to alleviate opioid-refractory pain in patients with advanced cancer.

We also acquired CY201, a proprietary psilocin-dominant oral liquid formulation being developed as an alternative to CY200. Psilocin is the active metabolite of psilocybin and the active moiety covered by the Orphan Drug Designation for psilocybin. CY201 offers potential composition-of-matter protection and distribution advantages relative to CY200, and a pharmacokinetic bridging study is planned, which we expect to begin in 2027.

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Market Opportunity

Drug Abuse and Drug Overdose

Opioid pain medications are essential for improving the care and outcomes of a majority of Americans who live with chronic pain. In 2023, 24.3% of adults had chronic pain, with 8.5% of those having high impact chronic pain. Millions of adults suffered from pain every day for the preceding three months and almost 40 million adults experience severe levels of pain, which is linked to worse health status. High impact chronic pain is characterized by extended periods of suffering which impair life quality to a severe degree. Prescription opioids drugs, such as morphine, hydromorphone, hydrocodone, and oxycodone, have a long history of use for the management of severe and chronic pain. Prescriptions for opioid medications in 2023 totaled almost 140 million, with $3.8 billion in market size in the United States.

The U.S. Centers for Disease Control and Prevention (“CDC”) recently provided recommendations for clinicians who provide pain care, defining acute pain (duration less than 1 month), subacute pain (duration of 1–3 months), or chronic pain (duration of 3 months or more), not including sickle cell disease related pain management, cancer pain treatment, palliative care, and end-of-life care. These guidelines are based on the indications, acute and chronic pain, that we intend to explore for our TAAP and MPAR® opioid products including PF614.

Opioids are offered in a variety of dosages including immediate-release tablets (or capsules), extended-release tablets (or capsules), patches, and other dose forms. Oxycodone is one of the most effective pain killers available today. This drug helps the patient to overcome pain and focus on his or her work. Opioids have a risk of dependence and, when used improperly, a common side effect of high doses of opioids like oxycodone can be euphoria, or a “high.” As a result of these side effects, opioids have become among the most misused or abused prescription drugs in the United States. Opioid abuse was declared a public-health emergency in 2017 when more than 91 people died each day from opioid-related overdoses. In 2021, the total number of opioid-related deaths rose to 109,600, whereas in 2023 that number declined to 79,358. Almost 80,000 people still die each year from opioid overdose, of which prescription opioids factor into approximately 12% of these deaths (https://drugabusestatistics.org/opioid-epidemic/).

The overall overdose deaths is now driven by use of synthetic opioids, in particular fentanyl, as prescription opioids have become harder to obtain. Prescription opioid-involved deaths were 14,139 in 2019, rose to 16,706 in 2021 and were 14,716 in 2022. However, 6.1 million Americans over the age of 12 were reported to be suffering from opioid use disorder (“OUD”) in 2024. Based on information from the CDC, the most common drugs involved in prescription opioid overdose deaths include methadone, oxycodone (such as OxyContin®), and hydrocodone (such as Vicodin®). The CDC indicates that improving opioid prescribing, treatment of opioid use disorder, and prevention of opioid use disorder would help to improve the opioid crisis. Misuse or abuse of opioids is often done in one of the following manners:

●	Oral Excessive Tablet Abuse. Generally recognized as the most prevalent route of administration by abusers, an abuser orally ingests more tablets (or capsules) than is recommended for pain relief.

●	Nasal snorting. Crushed tablets are insufflated for absorption of the drug through the nasal tissues.

●	Injection. The opioid is physically or chemically removed from the dosage and injected into the vein using a syringe.

●	Oral Manipulated Tablet Abuse. Extended-release tablets or patches are crushed, chewed, or otherwise physically or chemically manipulated to defeat an extended-release mechanism and provide an immediate-release of the opioid for oral ingestion.

●	Poly-pharmacy. Opioids are sometimes used in conjunction with alcohol, methamphetamine, benzodiazepines or other drugs to enhance the euphoria.

●	Overdose. Users may accidentally introduce excessive quantities of drugs in their systems or combine drugs that may heighten the chance of adverse effects of drugs. Some patients may over-ingest drugs accidentally or with the express intent of suicide.

●	Chronic or prolonged use. Chronic or prolonged use of opioids other than as prescribed, resulting in dependence, is another form of misuse or abuse.

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Amphetamines like Adderall are manufactured in pill form and are intended for oral ingestion. As of late 2022, seventy-five percent of Adderall prescriptions are prescribed to the 10.5 million adults, age 22 or older, that are diagnosed with attention deficit hyperactivity disorder, or ADHD. The number of prescriptions has fallen in 2023 and 2024 due to shortages of Adderall medication. ADHD is the most common neurodevelopment disorder in children. Five million adults misuse stimulant medication annually, by using alternative consumption methods to achieve a more intense high faster; snorting or injecting are most-common methods of abuse, something our TAAP technology is intended to prevent.

We believe that having prescription drug products available that have a reduced potential for abuse by crushing and injecting, snorting, and chewing could provide an even greater reduction of prescription opioid related deaths in the abuse of opioids or amphetamines.

CRPS

CRPS is a severe chronic pain disorder. We estimate that approximately 200,000 people in the United States live with CRPS and approximately 50,000 new U.S. cases occur annually. There is currently no FDA-approved therapy specifically indicated for CRPS. Current treatment options include pharmacologic management, nerve blocks, physical therapy and interventional procedures such as spinal cord stimulation, with reported costs for certain interventions ranging from approximately $30,000 to $150,000. We estimate that the market opportunity in CRPS exceeds $1 billion in the United States and Europe.

Our Technology Platform Solution

TAAP Prescription Drugs

The technology under the TAAP platform utilizes a novel technology designed to deter prescription drug abuse at the molecular level. The molecular delivery system is designed to release clinically effective drugs only when exposed to specific physiological conditions (i.e., when the drug is ingested and exposed to the digestive enzyme trypsin). Our TAAP prodrugs delivery system demonstrates a number of features aimed at resisting both oral and non-oral modes of abuse. This platform’s approach differs from current formulation-based strategies (abuse deterrent formulations, or ADFs) in a number of ways. First, the abuse-resistance provided by TAAP is designed to be unaffected by simple physical manipulations (e.g., crushing and extraction and/or chewing of the dose form provided to patients). We believe the potential benefits to society of applying TAAP to opioids and amphetamines providing medication that resists both oral and parenteral abuse are considerable.

MPAR® Prescription Drugs

MPAR® combination therapy, involves co-formulating TAAP prodrugs with a trypsin inhibitor, nafamostat, which, when administered at prescribed dose levels, are intended to have no effect on the conversion of the prodrug to the active ingredient thus allowing normal drug plasma exposure levels. However, if the drug were taken in greater than prescribed quantities, the trypsin inhibitor would also be present at higher levels, inhibiting the first step in the activation process, preventing the conversion of the prodrug to the active ingredient thus limiting the potential to an overdose from the medication.

Cy Biopharma’s Product Candidates

Cy Biopharma’s technology platform is designed to act on the underlying neurobiology thought to drive and sustain severe chronic pain disorders, such as CRPS, based on serotonergic modulation of neural networks through the 5-HT2A serotonin receptor and a neuroplastogenic approach intended to address neural circuitry associated with severe chronic pain disorders. CY200 and CY201 are both botanically derived. CY200 is psilocybin-predominant and CY201 is psilocin-dominant. Psilocybin is converted in vivo to psilocin, which acts at 5-HT2A receptors.

Our Development Programs

We are currently developing product candidates designed to provide severe chronic pain relief by improving the safety and performance of prescription drugs and addressing the underlying neurobiology that drives and sustains severe chronic pain. In addition to product candidates that are geared towards combating abuse and overdose of opioid drugs, following the acquisition of Cy Biopharma, we have a lead product candidate entering clinical development to address severe chronic and complex pain.

Our primary focus has been on opioid pain products and opioid use disorder products. Each prodrug is intended to be able to be combined with our MPAR® technology for overdose protection. Besides our clinical candidates, we have a product portfolio of other TAAP and MPAR® opioids, amphetamines, ergoline and psilocin analogues that could potentially be developed to build on this pipeline.

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Clinical agents

PF614

PF614 is a chemically modified, extended-release oxycodone-derivative which releases clinically effective oxycodone only when exposed to trypsin in the gut (i.e., when the drug is ingested). This approach differs from formulation-based strategies which are currently commercially available, in a number of ways. First, the abuse-resistance provided by PF614 is retained even when dissolved in water and is designed to be unaffected by simple physical manipulations (e.g., extraction, chewing, and/or crushing). When combined with nafamostat in PF614-MPAR, it is also designed to limit the bioavailability of active medication following co-ingestion of multiple doses.

Following ingestion, the release of oxycodone from PF614 proceeds via a two-step process comprised of (1) trypsin activation in the small intestine and (2) a subsequent intramolecular cyclization release reaction. This reaction releases oxycodone with concomitant formation of a cyclic urea metabolite. The time-course of oxycodone release from PF614 is a function of the kinetics of (i) the trypsin hydrolysis and (ii) the cyclization-release reaction. In the Phase 1 study of PF614, the time to maximal blood concentration of oxycodone (Tmax) was five to six hours for the release of oxycodone and this time cannot be modified by crushing, chewing, or physically manipulating the drug product. Oxycodone safety, metabolism, and pharmacokinetics have been well studied.

PF614-101 Phase 1 Clinical Trial

PF614 (IND 116794) has been evaluated in a Phase 1 clinical study for safety and pharmacokinetics of oxycodone release in 64 healthy subjects in seven different dosing cohorts from November 2016 to January 2018. This study was conducted for us by PRA Health Sciences – Early Development Services Lenexa, Kansas, principal investigator, Daniel Dickerson, M.D., Ph.D. to evaluate the safety and pharmacokinetics of PF614, as well as the pharmacokinetics of oxycodone at doses sufficient to characterize the extent to which plasma oxycodone is produced and maintained following oral ingestion of PF614 and was compared to the oxycodone released from extended release oxycodone from OxyContin OP. Subjects were randomized to receive a single dose of PF614 (dose of 15, 25, 50, 100, and 200 mg with 6 subjects per dosing group) or OxyContin OP (dose of 10, 20, 50, and 80 mg with 2 subjects per dosing group). New subjects were recruited for each cohort. Cohort 1 compared subjects receiving PF614 and OxyContin OP with and without naltrexone blockade. Naltrexone is an opioid blocker to prevent opioids from attaching to the opioid receptors, preventing the effect of the opioid medication such as pain relief, feeling of euphoria or respiratory depression. The single ascending dose study also compared the release of oxycodone from PF614 under both fasted and fed conditions at the highest dose of PF614 evaluated, 200 mg. The pharmacokinetics of the prodrug fragments was also evaluated. In addition, this study instructed as to the “conversion efficiency” of the PF614 prodrug to oxycodone, with respect to OxyContin.

Pharmacokinetic Analyses

The shape of the plasma concentration versus time curve of oxycodone was similar following administration of OxyContin OP (oxycodone extended release) and PF614. The efficiency of conversion for PF614 to oxycodone was determined to be approximately 86%. A PF614 dose of 50 mg yields oxycodone exposure comparable to a 20.01 mg dose of OxyContin, indicating a potency ratio of 0.40. This data has allowed us to match doses of PF614 to those of commercially available OxyContin OP.

Safety

A total of 64 subjects were included in this study, of which 23 (35.9%) experienced 47 treatment-emergent adverse events, or TEAEs. The majority of TEAEs were either gastrointestinal disorders or nervous system disorders with no deaths, serious adverse events, or severe TEAEs. Additionally, there were no discontinuations due to study drug-related adverse events. Over half of TEAEs were study drug related, but they were mostly mild in severity. The three TEAEs that were moderate in severity were nephrolithiasis, or kidney stones, nausea, and vomiting, with the nausea and vomiting being study drug related. Comparing safety data across cohorts, the data indicated that dose, naltrexone, and fed/fasted state had no clinically relevant effect on the safety profile of PF614. PF614 was generally well tolerated at doses up to 200 mg in healthy subjects.

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PF614-102 Phase 1b Clinical Trial

A Phase 1b study was conducted by ICON (formerly PRA Health Sciences) with Dr. M Johnston as Principal investigator. This was a 2-part study comprised of a MAD study (Part A) and a comparative bioavailability/bioequivalence and food effect study (Part B) in healthy subjects. Part A treated a total of 24 subjects and utilized a randomized, open-label, MAD design with up to 3 separate dose groups of 8 subjects per group. Within each dose group, subjects were randomized to receive either PF614 (n=6) or OxyContin (n=2). Subjects received repeated BID doses, planned to be administered every 12 hours (q12h) over a 5-day period, for a total of 9 doses. PF614 doses were 50 mg, 100 mg, and 200 mg, which were expected to be approximately equivalent to the 20 mg, 40 mg, and 80 mg OxyContin doses, for Dose Groups 1, 2, and 3, respectively. Serial PK sampling was performed for the first day/first dose (Day 1) and for the last day/last dose (Day 5). Only trough PK samples were taken within 30 minutes prior to the morning dose on Days 2, 3, and 4. Safety assessments, including regular assessments of adverse events (AEs), vital signs (pulse rate, blood pressure, respiratory rate, and oxygen saturation [SpO2]), clinical laboratory tests, 12-lead electrocardiograms (ECGs), and cardiac telemetry were monitored throughout the study. Subjects were monitored for hypotension, hypopnea, apnea, and oxygen desaturation.

Part B treated a total of 60 subjects and utilized an open-label, single-dose, randomized, 4-way crossover design. Subjects were randomized to receive each of the following single oral doses of study drugs in a Williams design crossover manner (1 at each treatment period):

●	Treatment A: 100 mg PF614, administered under fasted conditions (hereafter referred to as 100 mg PF614, fasted)
●	Treatment B: 100 mg PF614, administered under fed conditions (high-fat breakfast) (hereafter referred to as 100 mg PF614, fed)
●	Treatment C: 40 mg OxyContin, administered under fasted conditions (hereafter referred to as 40 mg OxyContin, fasted)
●	Treatment D: 40 mg OxyContin, administered under fed conditions (high-fat breakfast) (hereafter referred to as 40 mg OxyContin, fed)

Each treatment was separated by a washout interval of 5 days. Serial PK sampling was performed after each study drug administration up to 120 hours post dose. Safety including regular assessments of AEs, vital signs (pulse rate, blood pressure, respiratory rate, and SpO2 ), clinical laboratory tests, and 12-lead ECGs were monitored. Subjects were monitored for hypotension, hypopnea, apnea, and oxygen desaturation.

Pharmacokinetics

Part A: The shape of the plasma concentration versus time curve of oxycodone was similar following administration of PF614 and OxyContin (oxycodone extended release). Oxycodone plasma exposure (Tmax, Cmax,ss and AUCtau) were assessed and PF614 showed similar trends as OxyContin following administration of multiple oral BID doses. Due to the small sample number for OxyContin some PK parameters could not be calculated. Trough concentrations of oxycodone were generally similar from Day 2 through Day 4, suggesting that subjects achieved steady state after repeated oral BID dosing of PF614 and OxyContin at all dose levels.

Part B: A total of 57 subjects were included in the PK analyses. The data for Cmax, AUC0-t, and AUC0-inf of oxycodone post 100 mg PF614 versus 40 mg OxyContin dosing under fasted and fed conditions were completely contained within the standard bioequivalence limits of 80% to 125%. Therefore, it was concluded that 100 mg PF614 was bioequivalent to 40 mg OxyContin under both fasted and fed conditions.

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Safety

PF614 was generally safe and well-tolerated following oral administration of 50 mg, 100 mg, or 200 mg PF614 BID for 5 days. There was no apparent difference in the safety profile of single oral doses of 100 mg PF614 when administered in the fasted or fed state or between PF614 and OxyContin when administered in the fasted and fed state. PF614 was generally safe and well-tolerated following single and multiple oral doses under naltrexone blockade.

PF614-103 Intranasal Human Abuse Potential Clinical Trial

PF614-103 was a randomized, double-blind, placebo- and active-controlled, 3-way crossover study to evaluate the abuse potential and pharmacokinetics of intranasally administered PF614, relative to crushed oxycodone IR tablets and placebo, in non-dependent recreational opioid users conducted by Lotus Clinical Trials LLC through Ohio Clinical Trials, Inc with Principal investigator, Dr. G. Apseloff.

The study consisted of 4 phases: Screening, Qualification, Treatment, and Follow-up. Subjects were randomized to receive PF614 100mg or crushed oxycodone 40 mg intranasally. The primary objective of the study was to evaluate the abuse potential of PF614 relative to crushed oxycodone immediate-release (IR) tablets and placebo following intranasal administration in non-dependent recreational opioid users (n=26), with the primary pharmacodynamic endpoint being the maximum effect (Emax) for Drug Liking (“at this moment”) measured up to 24 hours after dosing using a visual analogue scale (“VAS”). The secondary objectives of the study were to evaluate the pharmacokinetic profile of PF614 relative to crushed oxycodone IR tablets following intranasal administration, to evaluate the safety of PF614 following intranasal administration.

In the study, PF614 powder produced a statistically significant lower peak “drug liking” (Emax) when compared with intranasal crushed IR oxycodone (p = 0.0133) using the full modified completer population in a 3-period crossover of PF614 vs. crushed oxycodone and placebo. Furthermore, in a first period analysis of initial impressions of each drug, a statistically significant difference was noted between PF614 (n=8) and crushed IR oxycodone (n=10) (p = 0.0175), even with this smaller cohort of subjects.

Statistically significant differences in peak effects (Emax) between PF614 and crushed IR oxycodone intranasal were also demonstrated for the secondary endpoint of “take drug again,” also using a first period analysis (p < 0.0001).

The intranasal HAP study was designed to test if known recreational drug users “liked” the product and is critical for labeling claims for new drugs in this class. The primary measure in this study, “drug liking,” is recommended by the FDA in their Guidance on “Assessment of Abuse Potential of Drugs.” This measure is known to correlate with a drug’s potential for abuse. The results demonstrated that inhaled powdered PF614 had significantly lower drug liking than inhaled crushed IR oxycodone.

PF614-104 Oral Human Abuse Potential Clinical Trial

PF614-104 was a randomized, double-blind, placebo- and active-controlled, 5-way crossover study to evaluate the abuse potential and pharmacokinetics of orally administered PF614, relative to oxycodone IR tablets and placebo, in non-dependent recreational opioid users conducted by DVCR, Kansas.

The study consisted of 4 phases: Screening, Qualification, Treatment, and Follow-up. Subjects were randomized to receive PF614 50, 100 and 200 mg, oxycodone 40 mg or placebo orally. The primary objective of the study was to evaluate the abuse potential of PF614 relative to oxycodone immediate-release (IR) tablets and placebo following oral administration in non-dependent recreational opioid users (n=28), with the primary pharmacodynamic endpoint being the maximum effect (Emax) for Drug Liking (“at this moment”) and “Take Drug Again” Emax (Secondary endpoint) measured up to 24 hours after dosing using a VAS. The secondary objectives of the study were to evaluate the pharmacokinetic profile of PF614 relative to oxycodone IR tablets and to evaluate the safety of PF614.

PF614 produced statistically lower effects than oxycodone, the lowest dose p<0.0001, and statistically significant overall “Drug Liking” at both the low and the mid doses p<0.0001 and p=0.0025, respectively. PF614 took a significantly longer median time to reach Emax for “Drug Liking” than oxycodone at all three dose levels, which is highly important for reducing drug abuse. Similar findings were noted with a second endpoint “Take Drug Again”. The secondary endpoint was met at both the low and mid dose of PF614 with highly significant values of p<0.001 and p=0.0038, respectively, and was numerically lower than comparator even at double the dose, demonstrating that recreational users would be less motivated to abuse PF614 compared to immediate release oxycodone.

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In November 2022, we received written guidance from the FDA that an acute pain indication may be appropriate for PF614. The FDA guidance, while not binding, states that our proposed clinical development approach of conducting at least two adequate and well-controlled clinical trials in two different pain models comparing PF614 to a placebo and to another immediate release (IR) opioid, such as IR oxycodone, appears reasonable to support a new drug application for PF614 for an acute pain indication. The FDA guidance also provides additional guidance with respect to the non-clinical studies and clinical trials planned by us. The clinical development pathway of PF614 for an acute pain indication may reduce the development timeline and be more cost-effective than initially pursuing a chronic pain indication for PF614.

PF614-201 Time of Onset clinical study

PF614-201 was a randomized, double-blind, placebo-controlled study of PF614 50 and 100 mg to evaluate the onset of analgesia following administration of a single oral dose of PF614 in healthy male subjects in an experimental pain model (cold pressor test [CPT]). This study was initiated in September of 2023 and enrolled 16 subjects. The Treatment Phase consisted of 2 treatment periods; PF614 50 mg or 100 mg versus placebo. The CPT, pharmacodynamic (PD), and safety assessments were conducted prior to dosing and for six hours after each study drug administration. This study was the first to successfully demonstrate the efficacy of PF614. Data was reported December 2023, stating the time-of-onset of pain relief from both doses of PF614 was identified, and PF614 did decrease the intensity of pain.

PF614-301 Phase 3 Clinical Trial

The pivotal PF614-301 trial is a multicenter, randomized, double-blind, placebo-controlled study evaluating the efficacy and safety of PF614 for the treatment of moderate to severe pain following abdominoplasty. The study is designed to demonstrate PF614’s ability to provide strong, consistent post-surgical pain relief while incorporating an innovative chemical mechanism intended to reduce the risk of abuse. The trial will also evaluate PF614’s potential to provide a smoother, safer treatment of severe acute pain using twice daily dosing with reduced highs and lows in blood drug concentration, an approach which is seen as beneficial by leaders in the field. Enrollment in the study began in December 2025.

PF614-MPAR

We initiated a Phase 1 study that is evaluating PF614-MPAR in a study entitled “A Single Dose, 2 Part Study to Evaluate the Pharmacokinetics of Oxycodone and PF614, when PF614 Solution is Co-Administered with nafamostat, as an Immediate Release Solution and/or Extended Release (ER) Capsule Formulations in Healthy Subjects:” We are clinically testing MPAR® in partnership with Quotient Sciences, using its integrated Translational Pharmaceutics® platform to search for a PF614-MPAR formulation that allows conversion into oxycodone within the prescribed dose range but reduces conversion to oxycodone at higher than prescribed dose levels in an overdose scenario.

PF614-MPAR-101 Phase 1 Clinical Trial

The primary objectives of the Phase 1 study are to assess the pharmacokinetics of oxycodone, when PF614 solution is administered alone and with nafamostat as an immediate release solution and/or extended-release capsule prototypes. The study is designed to aid in the selection of the optimal nafamostat formulation and dose to combine with PF614 in order to provide oxycodone when a prescribed dose is taken yet attenuate the maximum plasma concentration (Cmax) and the area under the concentration time curve (AUC) of oxycodone when more than the prescribed PF614-MPAR dose is taken. Initial data was reported in May 2022 that demonstrated nafamostat administered in combination with PF614 in a simulated overdose situation reduced the release of oxycodone from PF614 as designed. We completed the clinical portion of Part A of this study in December 2022, with the identification of an optimal drug product formulation. A second, Part B was initiated in January 2023 to test the overdose protection of the selected formulation by administering an escalating number of dose units to a group of healthy subjects. Enrollment was completed in March 2023.

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Part B was a dose escalation study of PF614 25 mg alone, or increasing dose units of PF614-MPAR 25 mg (PF614 25 mg with 1 mg formulated nafamostat), and enrolled 6 to 8 healthy subjects in each cohort. PF614-MPAR 25 mg was delivered at 1, 2, 3, 5, and 8 doses simultaneously, with safety and PK endpoints. The plasma PK of oxycodone released from PF614 or PF614-MPAR was measured and compared to prior data where PF614 was delivered up to 200 mg alone. Additionally, the PK of parent PF614 and metabolic fragments were measured.

The results of the study successfully demonstrated that up to 2 dose units of PF614-MPAR delivered oxycodone at the same level as was derived from PF614 without MPAR®. At 3 units of PF614-MPAR the amount of oxycodone delivered was reduced compared to a 75 mg dose of PF614. At 8 dose units there was a significant decrease (p<0.00333) in the maximal oxycodone plasma concentration (Cmax) as compared to that delivered from unprotected PF614 200 mg. In addition, delivering 2 doses of PF614-MPAR sequentially, 12 hours apart did not affect the release of oxycodone from the 2nd dose. Data from this study was reported in May 2023.

PF614-MPAR was granted Breakthrough Therapy designation by the FDA in January 2024. A Type D meeting request to discuss the non-clinical program for PF614-MPAR was submitted in 2023 and responses to questions were received in February 2024.

PF614-MPAR-102 Phase 1b Clinical Trial

The primary objectives of the Phase 1b study are to assess the pharmacokinetics of oxycodone when PF614 is administered alone and with formulated nafamostat, evaluate a food effect, and explore PF614-MPAR delivered in a multi-ascending dose study. The study initiated in December 2024 and is expected to be completed in 2026.

Cy Biopharma Programs

CY200 and CY201

CY200 is a psilocybin-predominant botanical extract being developed as an oral neuroplastogenic therapy for CRPS Type 1. Psilocybin is converted in vivo to psilocin, which acts at 5-HT2A serotonin receptors. The development rationale is that serotonergic modulation and associated changes in neural plasticity may affect neural networks implicated in chronic pain and central sensitization. Psilocybin has received U.S. FDA Orphan Drug Designation for the treatment of CRPS.

Prior to the acquisition, Cy Biopharma funded an investigator-initiated, observational, open-label proof-of-concept pilot conducted by Bendable Therapy, a nonprofit psilocybin service center licensed under Oregon’s Measure 109. The pilot comprised a small number of patients with CRPS or other chronic pain conditions who were dosed with a psilocybin formulation supplied under Oregon’s Measure 109 program rather than with CY200. The pilot was not approved by an institutional review board for cohorts 1 and 2 and was intended solely for program and measurement development. A private institutional review board approved a third cohort in the first quarter of 2026. Observations from the pilot included pain reductions in certain participants, with reported reductions ranging from approximately 20% to 80% on pain numerical rating scales, and an observed duration of effect exceeding two months in three patients. Independent academic case reports associated with UCSD, Johns Hopkins and NYU (Lyes et al., Pain 2023;164:698–702; Jevotovsky et al., Clin Case Rep 2024;12:e9421) have also reported pain reductions in CRPS patients following psilocybin administration, including one treatment-resistant CRPS case where pain was reduced to 0-1 on a numerical rating scale (approximately 75%-100% relief) at nine-month follow-up, even after intravenous ketamine at 1,200 mg had failed to provide adequate relief. These observations were generated in small, uncontrolled settings and were not generated in controlled pivotal trials; no conclusions regarding efficacy should be inferred.

Separately, an active Phase 2 clinical trial (NCT06001749) led by Dr. Yvan Beaussant at Dana-Farber Cancer Institute, funded in part by Cy Biopharma, is assessing the feasibility, safety and preliminary efficacy of psilocybin-assisted therapy to alleviate opioid-refractory pain in patients with advanced cancer. While that study involves a different indication than CRPS, data generated from the trial may inform the broader understanding of psilocybin’s potential analgesic mechanisms.

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We are advancing a randomized, double-blind, placebo-controlled Phase 2 proof-of-concept and dose-finding trial evaluating the efficacy, safety and tolerability of CY200 in participants with CRPS Type 1. The Phase 2 trial, planned to be conducted in the United Kingdom, includes four groups (dosed twice three weeks apart: placebo and placebo; 10 mg and placebo; 25 mg and placebo; and 25 mg and 25 mg of CY200, respectively), with a primary endpoint of the proportion of participants achieving at least a 30% reduction from baseline in mean pain numerical rating scale (“NRS”) score over the seven days from Day 15 to Day 21 following the first dose, and key secondary endpoints including the change from baseline in mean pain NRS score over the same seven days and over the seven days from Day 36 to Day 42, and Patient Global Impression of Change at Day 20 and Day 43. The trial design contemplates two doses, administered on Day 1 and Day 22, with safety follow-up. The trial is designed to randomize approximately 130 participants, so that 104 participants complete the trial. We submitted the clinical trial application to the UK Medicines and Healthcare products Regulatory Agency (the “MHRA”) and a research ethics committee on September 11, 2026. No decision has yet been received and no participant has been enrolled. We expect a decision in early December 2026.

CY201 is a proprietary psilocin-dominant oral liquid formulation being developed as an alternative to the CY200 oral capsule. The formulation is intended to deliver psilocin as the active moiety and is being evaluated for potential composition-of-matter protection, formulation and distribution advantages. Our development plan includes a pharmacokinetic bridging study, which we expect to begin in 2027.

CY30X and CY40X

CY30X and CY40X are preclinical-stage programs based on a proprietary library of novel 5-HT agonists. The compounds are being evaluated for receptor activation profiles that include partial 5-HT2A agonism, high 5-HT1A activity, low 5-HT2B risk and balanced engagement of 5-HT2C and 5-HT6/7 receptors.

Competition

The life sciences industry is characterized by rapidly advancing technologies, intense competition, and a strong emphasis on proprietary products. We expect to face competition from a number of sources, including pharmaceutical and biotechnology companies, generic drug companies, drug delivery companies, and academic and research institutions. Most of these existing and potential competitors have significantly greater financial and other resources than we do.

The key competitive factors that are expected to affect the development and commercial success of our product candidates include safety and tolerability, the ability of our product candidates to limit human abuse potential, bioavailability and therapeutic efficacy of our product candidates, market indications and convenience of dosing and distribution. PF614 will also face competition from commercially available generic and branded extended-release and long-acting opioid drugs other than oxycodone, including, but not limited to, fentanyl, hydromorphone, oxymorphone, and methadone, as well as opioids that are currently in clinical development.

We believe that obtaining an abuse-deterrent label through the FDA for our prodrugs would provide us with a significant competitive advantage. There are only three commercially available (in the United States) opioid drugs for chronic pain relief that have an abuse-deterrent label. These drugs are OxyContin® ER and Hysingla® ER, both of which are marketed by Purdue Pharma, LP, and Collegium Pharmaceutical, Inc.’s Xtampza®ER. However, obtaining an abuse-deterrent label involves a lengthy and complicated process with no certainty of success. We believe abuse-deterrent opioids represent a therapeutic option to maximize pain relief in patients for whom opioid analgesia is indicated, while reducing the risks of abuse and diversion.

A number of other companies including, but not limited to, Pfizer Inc., Daiichi Sankyo, Endo Health Solutions, Nektar Therapeutics, Teva Pharmaceutical, Inc., Egalet Ltd., KemPharm Inc., Elysium Therapeutics Inc., and Acura Pharmaceutical, have had either extended-release or abuse-deterrent products in various stages of development. Other companies offer products indicated for chronic, severe, long-term pain with various delivery technologies, but these products do not have abuse-deterrent claims on their labels. Vertex has recently announced the approval of a non-opioid pain product, suzetrigine, that inhibits NaV1.8. The clinical data provided to date has indicated that suzetrigine did not provide superior pain relief compared to the opioid control arm of the Phase 3 study.

We do not believe there are other companies developing products that have an overdose mechanism similar to our MPAR® technology.

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Current treatment options for CRPS and other severe chronic pain disorders include opioids, nerve blocks, physical therapy, ketamine and other pharmacologic approaches, as well as interventional procedures such as spinal cord stimulation and other neurostimulation devices. These approaches are generally directed to symptom management and may involve limitations in efficacy, durability, cost or access. Spravato (esketamine) developed by Janssen Pharmaceuticals (Johnson & Johnson) and Epidiolex (cannabidiol) marketed by Jazz Pharmaceuticals are approved products used for other indications and are commercial analogues for regulated central nervous system and orphan-disease therapies, but neither is approved specifically for CRPS. Ambros Therapeutics is conducting a Phase 3 trial of neridronate, a bisphosphonate, in CRPS Type 1, within six months of onset (whereas CY200/CY201 is being developed for established CRPS more than 12 months after onset). Patients may also have access to off-label or unregulated ketamine or psychedelic treatments. Other pharmaceutical, biotechnology and academic organizations may develop psilocybin-, psilocin-, serotonergic- or other neuroplastogenic therapies, including products at preclinical or clinical stages, including Compass Pathways plc, which has reported two positive Phase 3 trials of its psilocybin product candidate COMP360 in treatment-resistant depression and has begun a rolling submission of its new drug application to the FDA.

Intellectual Property

Our commercial success depends in part on our ability to obtain and maintain proprietary protection for product candidates and any of our future product candidates, novel discoveries, product development technologies, and know-how; to operate without infringing on the proprietary rights of others; and to prevent others from infringing our proprietary rights. Our policy is to seek to protect our proprietary position by, among other methods, filing or in-licensing United States and foreign patents and patent applications related to our proprietary technology, inventions, and improvements that are important to the development and implementation of our business. We also rely on trademarks, trade secrets, know-how, continuing technological innovation, and potential in-licensing opportunities to develop and maintain our proprietary position.

Patents and Patent Applications

We own numerous patents and applications in the United States and significant commercial markets, such as Europe, China, and Japan, relating to our product candidates currently in development, as well as other product candidates that may be developed in the future. These patents and applications are projected to expire between 2028 and 2047, subject to any patent term adjustment or extension that might be available in a particular jurisdiction. A table of the key patent families and their natural or projected expiry dates is presented below.

	Countries of Filings*	Natural or Projected Expiry Date
TAAP and MPAR Patents and Applications for Opioids
Compositions Comprising Enzyme-Cleavable Ketone-Modified Opioid Prodrugs and Optional Inhibitors Thereof	U.S., Australia, Brazil, Canada, China, Europe, Hong Kong, Israel, India, Japan, Mexico, Russia	2030
Compositions Comprising Enzyme-Cleavable Opioid Prodrugs and Inhibitors Thereof	U.S.	2030
Compositions Comprising Enzyme-Cleavable Oxycodone Prodrugs	U.S., Australia, Brazil, Canada, China, Europe, Hong Kong, Israel, India, Japan, Russia	2032
Compositions Comprising Enzyme-Cleavable Prodrugs and Controlled Release Nafamostat and Methods of Use Thereof	U.S., PCT, Taiwan	2042
Active Agent Prodrugs with Heterocyclic Linkers	U.S., Australia, Brazil, Canada, China, Europe, Hong Kong, Israel, India, Japan, Russia	2032
Enzyme-Cleavable Methadone Prodrugs and Methods of Use Thereof	U.S., PCT, Europe, Brazil, China, Japan, Korea, Canada, Mexico, Australia, India, Israel	2042
Nafamostat Patents and Applications
Methods of Treating Coronavirus Infections and COVID-19	U.S., Canada, Europe	2041
Oral formulations of Nafamostat	U.S., PCT, Taiwan, Europe, Brazil, China, Japan, Korea, Canada, Mexico, Australia, India, Israel	2042
Methods of Treating Respiratory Diseases with Mucostasis	Germany, France, Italy, United Kingdom	2028
TAAP and MPAR Patents and Applications for Amphetamines
Compositions Comprising Enzyme-Cleavable Amphetamine Prodrugs and Inhibitors Thereof	U.S., Europe	2031
Compositions Comprising Enzyme-Cleavable Amphetamine Prodrugs and Inhibitors Thereof	U.S., Europe, Hong Kong	2040
CY200 Patent Applications
Methods of Using CY200	U.S., Australia, Canada, Europe	2043
CY201 Patent Applications
Pharmaceutical Compositions of CY201	U.S.	2047
CY30X and CY40X Patent Applications
Composition of Matter of CY30X and CY40X	PCT	2045

*”Europe” refers to patent applications filed in, and patents issued by, the European Patent Office (“EPO”), which can provide the basis for rights in multiple countries that are members of the European Patent Convention.

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While we seek broad coverage under our existing patent applications, there is always a risk that an alteration to the products or processes may provide sufficient basis for a competitor to avoid infringing our patent claims. In addition, patents, if granted, expire and we cannot provide any assurance that any patents will be issued from our pending or any future applications or that any potentially issued patents will adequately protect our product candidates.

Individual patents extend for varying periods depending on the date of filing of the patent application or the date of patent issuance and the legal term of patents in the countries in which they are obtained. Generally, patents issued for regularly filed applications in the United States are granted a term of 20 years from the earliest effective non-provisional filing date. In addition, in certain instances, a patent term can be extended to recapture a period due to delay by the United States Patent and Trademark Office (“USPTO”) in issuing the patent as well as a portion of the term effectively lost as a result of the FDA regulatory review period. However, as to the FDA component, the restoration period cannot be longer than five years and the total patent term including the restoration period must not exceed fourteen years following FDA approval. The duration of foreign patents varies in accordance with provisions of applicable local law, but typically is also 20 years from the earliest effective non-provisional filing date. However, the actual protection afforded by a patent varies on a product-by-product basis, from country to country, and depends upon many factors, including the type of patent, the scope of its coverage, the availability of regulatory-related extensions, the availability of legal remedies in a particular country, and the validity and enforceability of the patent.

Our commercial success will also depend in part on not infringing upon the proprietary rights of third parties. It is uncertain whether the issuance of any third-party patent would require us to alter our development or commercial strategies for our products or processes, or to obtain licenses or cease certain activities. Our breach of any license agreements or failure to obtain a license to proprietary rights that we may require to develop or commercialize our future products may have an adverse impact on us. If third parties prepare and file patent applications in the United States that also claim technology to which we have rights, we may have to participate in interference or derivation proceedings in the USPTO to determine priority of invention. For more information, please see “Risk Factors—Risks Related to Our Intellectual Property.”

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TAAP and MPAR® Patents and Applications for Opioids

We are the owner of patent families that include several granted U.S. patents, as well as granted patents and pending patent applications in numerous foreign jurisdictions, including Australia, Brazil, Canada, China, Europe, India, Japan, and Russia, relating to chemically modified opioids, such as oxycodone, methadone, and hydromorphone, covalently linked using specific linkers to a gastrointestinal enzyme-cleavable moiety and pharmaceutical compositions containing these modified opioids, pharmaceutical compositions containing these modified opioids and a gastrointestinal enzyme inhibitor, and methods of using the same to treat pain. Three of these patent families are directed to ketone containing opioids and cover PF614 and PF614-MPAR and certain methadone TAAP product candidates that are still in the discovery phase. These three families contain issued patents in the United States and certain foreign jurisdictions, including Australia, Brazil, Canada, China, Europe, India, Japan, and Russia and expire between 2030 and 2032, subject to any applicable patent term extension that might be available in a jurisdiction. We also own issued United States and pending Patent Cooperation Treaty (PCT), and Taiwan applications directed to oral formulations of PF614-MPAR, which if pursued and issued would expire in 2042, subject to any potential patent term adjustment or extension that may be available in a jurisdiction. We also own one patent family that includes granted patents in the United States, as well as granted patents and pending patent applications in numerous foreign jurisdictions, including Australia, Brazil, Canada, China, Europe, India, Japan, and Russia, relating to chemically modified ketone-containing agents, such as oxycodone, methadone, and hydromorphone, covalently linked using specific linkers to a gastrointestinal enzyme-cleavable moiety, pharmaceutical compositions containing these modified ketone-containing agents, pharmaceutical compositions containing these modified ketone-containing agents and a gastrointestinal enzyme inhibitor, and methods of using the same to treat pain, would cover certain methadone TAAP product candidates that are still in discovery phase and expire in 2032. While we own these patent families, we have not updated records in the various patent offices to reflect our ownership of these patent families. Failure to update such ownership may result in an innocent purchaser potentially acquiring rights in such patents that are adverse to our interests. Furthermore, as noted above, we have not obtained assignments for certain patent applications relating to abuse-resistant amphetamines.

We believe that one patent covering PF614 will be eligible for up to five years of patent term extension in the United States and intend to pursue such extension. In addition to patent exclusivity until at least 2032, under the provisions of the Hatch-Waxman Act, upon any approval in the United States, we believe that PF614 will be eligible for five-year New Chemical Entity, or NCE, regulatory exclusivity, during which time no 505(b)(2) New Drug Application, or NDA, or Abbreviated New Drug Application, or ANDA, can be approved that contains the same active moiety as the chemical entity in the PF614 NDA. In addition, if an ANDA or 505(b)(2) applicant were to file its application referencing the NDA for PF614 before expiration of our formulation patent and the applicant asserted that the patent is invalid or would not be infringed, it may be subject to additional waiting periods prior to the FDA’s approval (including a statutory thirty-month stay, starting at the end of the five-year NCE regulatory exclusivity period, if we sue for infringement, or a shorter period if the patent expires or there are certain settlements or judicial decisions in the patent litigation) and may ultimately be required to wait until the natural expiration of our compositions patents if the patents are found to be valid and infringed by the challenging applicant. For more information please see “—Patents and Patent Applications.”

Nafamostat Patents Applications

We own pending applications in the U.S., Canada and Europe directed to the use of orally administered nafamostat and extended-release formulations of nafamostat. Some of the claims are directed to the use of oral nafamostat for the treatment of infections caused by coronaviruses, including COVID-19, and pending United States, PCT, and Taiwan patent applications directed to oral formulations of nafamostat. We intend to pursue these applications in the United States and other significant commercial markets and any patents that may be issued would expire in 2041 and 2042, respectively, subject to any applicable patent term adjustment or extension in a particular jurisdiction. We believe that one patent covering nafamostat will be eligible for up to five years of patent term extension in the United States and Europe and intend to pursue such extension. In addition to patent exclusivity, under the provisions of the Hatch-Waxman Act, upon any approval in the United States, we believe that nafamostat will be eligible for five-year NCE regulatory exclusivity, during which time no 505(b)(2) NDA or ANDA can be approved that contains the same active moiety as the chemical entity in the nafamostat NDA. In addition, if an ANDA or 505(b)(2) applicant were to file its application referencing the NDA for nafamostat before expiration of our use patent and the applicant asserted that the patent is invalid or would not be infringed, it may be subject to additional waiting periods prior to the FDA’s approval (including a statutory thirty-month stay, starting at the end of the five-year NCE regulatory exclusivity period, if we sue for infringement, or a shorter period if the patent expires or there are certain settlements or judicial decisions in the patent litigation) and may ultimately be required to wait until the natural expiration of our compositions patents if the patents are found to be valid and infringed by the challenging applicant. For more information please see “—Patent and Patent Applications.”

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TAAP and MPAR® Patents and Applications for Amphetamines

We are the owner of two patent families that include issued and pending applications in the United States and numerous European foreign jurisdictions relating to chemically modified amphetamines covalently linked to a gastrointestinal enzyme-cleavable moiety, pharmaceutical compositions containing the modified amphetamines, pharmaceutical compositions containing the modified amphetamines and a gastrointestinal enzyme inhibitor and methods of using the same to treat a subject. While we own these patent families, we have not updated the records in the various patent offices to reflect our ownership of this patent family. Failure to update such ownership may result in an innocent purchaser potentially acquiring rights in such patents that are adverse to our interests. In addition, we own pending United States and European patent applications directed to pharmaceutical compositions containing chemically modified amphetamines covalently linked to a gastrointestinal enzyme-cleavable moiety and a trypsin inhibitor and methods of using the same to treat a subject. We have not obtained assignments from all of the inventors of these applications to date, which could negatively impact our ability to pursue or enforce this application. If issued, these patent applications would expire between 2031 and 2040, subject to any applicable patent term adjustment or extension that might be available in a jurisdiction.

CY200 Patent Applications

We own pending applications in the U.S., Australia, Canada and Europe with claims directed to methods of using CY200, which if issued, are expected to expire in May 2043, subject to any applicable patent term adjustment or extension that might be available in a jurisdiction.

CY201 Patent Applications

We own a pending U.S. provisional patent application directed to pharmaceutical compositions of CY201, where patent applications filed claiming the benefit and priority to this provisional application, if issued, are expected to expire in February, 2047, subject to any applicable patent term adjustment or extension that might be available in a jurisdiction.

CY30X and CY40X Patent Applications

We own two pending PCT (Patent Cooperation Treaty) patent applications directed to the composition of matter of CY30X and CY40X, where patent applications claiming the benefit of these PCT patent applications, if issued, are expected to expire in May, 2045, subject to any applicable patent term adjustment or extension that might be available in a jurisdiction.

Trademarks and Trade Secrets

We intend to pursue trademark registrations in the United States and other significant commercial markets for our product candidates as they progress through clinical development. We received registration of our trademark for MPAR on May 16, 2023.

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Furthermore, we rely upon trade secrets, know-how, continuing technological innovation, and potential in-licensing opportunities to develop and maintain our competitive position. We seek to protect our proprietary information, in part, using confidentiality and invention assignment agreements with our commercial partners, collaborators, employees, and consultants. These agreements are designed to protect our proprietary information and, in the case of the invention assignment agreements, to grant us ownership of technologies that are developed through a relationship with an employee or a third party. These agreements may be breached, and we may not have adequate remedies for any breach. In addition, our trade secrets may otherwise become known or be independently discovered by competitors. To the extent that our commercial partners, collaborators, employees, and consultants use intellectual property owned by others in their work for us, disputes may arise as to the rights in related or resulting know-how and inventions.

Manufacturing and Supply

We do not currently own or operate manufacturing facilities for the production of clinical or commercial quantities of our product candidates. Our drug substance and drug products are manufactured for us by CMOs, to our specifications. Any manufacturing problem or the loss of a CMO could be disruptive to our operations.

Our lead product candidate, PF614, is a small molecule opioid prodrug. As such, it is a controlled substance, regulated by the Drug Enforcement Administration (“DEA”) and state-controlled substance authorities. Our CMOs will be required to be registered with DEA and will be responsible for obtaining adequate quota to manufacture and otherwise handle controlled substances.

We currently engage third parties to provide clinical supplies of PF614 and nafamostat. We also currently engage a CMO to provide drug product manufacture of PF614, PF614-MPAR and nafamostat. We currently have sufficient supplies of PF614 and nafamostat on hand for our current clinical trial needs. Any reliance on suppliers may involve several risks, including a potential inability to obtain critical materials and reduced control over production costs, delivery schedules, reliability, and quality.

CY200 drug substance and drug product are manufactured by a third-party contract manufacturing organization in North America and quality-tested, packaged and labeled by a third-party good manufacturing practice (“GMP”) facility in the United Kingdom. Our contract manufacturer is currently the sole source of CY200 drug substance and drug product. Cy Biopharma has commissioned and received an independent audit of the manufacturing facility for EU GMP compliance.

Government Grants

We have received funding under federal grant award programs through governmental agencies, such as the NIH and NIDA. For the year ended December 31, 2025, we received federal grant funding totaling $4.8 million from NIH related to the Phase 1 clinical trial for PF614-MPAR. The PF614-MPAR grant also includes $5.3 million funding from June 2026 through May 2027. We may apply for additional grant funding from these or similar governmental agencies in the future.

Government Regulation

In the United States, pharmaceutical products are subject to extensive regulation by the FDA, and those pharmaceutical products that are controlled substances are also subject to extensive regulation by the DEA. The Federal Food, Drug, and Cosmetic Act (the “FDC Act”), the Controlled Substances Act (“CSA”), and other federal, state, and local statutes and regulations, govern, among other things, the research, development, testing, manufacture, storage, recordkeeping, approval, labeling, promotion and marketing, distribution, prescribing, dispensing, post-approval monitoring and reporting, sampling, and import and export of pharmaceutical products. Pharmaceutical products used for the prevention, treatment, or cure of a disease or condition of a human being are subject to regulation under the FDC Act. Failure to comply with applicable U.S. requirements may subject a company to a variety of administrative or judicial sanctions, such as clinical hold, FDA refusal to approve pending NDAs, revocation of licensing authority, warning or untitled letters, product recalls, product seizures, total or partial suspension of production or distribution, injunctions, fines, civil penalties, and criminal prosecution. Comparable requirements apply outside the United States. In particular, our Phase 2 trial in the United Kingdom for CY200 is subject to regulation by the MHRA and, because CY200 contains a controlled drug, the UK Home Office.

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The FDA Drug Approval Process

FDA approval is required before any new drug can be marketed. A new drug is one not generally recognized by experts qualified by scientific training and experience, as safe and effective for its intended use. The process of drug development is complex and lengthy. The activities undertaken before a new pharmaceutical product may be marketed in the United States generally include, but are not limited to, preclinical studies; submission to the FDA of an IND, which must become active before human clinical trials may commence; adequate and well-controlled human clinical trials to establish the safety and efficacy of the product; submission to the FDA of an NDA; filing of the NDA by FDA; satisfactory completion of an FDA pre-approval inspection of the clinical trial sites and manufacturing facility or facilities at which both the active ingredients and finished drug product are produced to assess compliance with, among other things, patient informed consent requirements, the clinical trial protocols, current Good Clinical Practices, or GCP, and GMPs; and FDA review and approval of the NDA prior to any commercial sale and distribution of the product in the United States.

Preclinical studies include laboratory evaluation of product chemistry and formulation, and in some cases, animal studies and other studies to preliminarily assess the potential safety and efficacy of the product candidate. The results of preclinical studies together with manufacturing information, analytical data, and detailed information including protocols for proposed human clinical trials are then submitted to the FDA as a part of an IND. An IND must become effective, and approval must be obtained from an Institutional Review Board (“IRB”) prior to the commencement of human clinical trials. The IND becomes effective 30 days following its receipt by the FDA unless the FDA objects to, or otherwise raises concerns or questions and imposes a clinical hold. We, the FDA, or the IRB may suspend or terminate a clinical trial at any time after it has commenced due to safety or efficacy concerns or for commercial reasons. In the event the FDA imposes a clinical hold, the IND sponsor must address any outstanding FDA concerns or questions to the satisfaction of the FDA before clinical trials can proceed or resume.

Human clinical trials are typically conducted in three sequential phases that may sometimes overlap or be combined:

In Phase 1, the initial introduction of the drug into patients, the product is tested to assess safety, dosage tolerance, metabolism, pharmacokinetics, pharmacological actions, side effects associated with drug exposure, and to obtain early evidence of a treatment effect if possible. Phase 2 usually involves trials in a limited patient population to determine the effectiveness of the drug for a particular indication, determine optimal dose and regimen, and to identify common adverse effects and safety risks. If a compound demonstrates evidence of effectiveness and an acceptable safety profile in Phase 2 evaluations, Phase 3 trials are undertaken to obtain additional information about clinical effects and confirm efficacy and safety in a larger number of patients, typically at geographically dispersed clinical trial sites, to permit the FDA to evaluate the overall benefit-risk relationship of the drug and to provide adequate information for the labeling of the product. In most cases, the FDA requires two adequate and well-controlled Phase 3 clinical trials to demonstrate the safety and efficacy of the drug. In rare instances, a single Phase 3 trial may be sufficient when either (1) the trial is a large, multicenter trial demonstrating internal consistency and a statistically very persuasive finding of a clinically meaningful effect on mortality, irreversible morbidity, or prevention of a disease with a potentially serious outcome and confirmation of the result in a second trial would be practically or ethically impossible or (2) the single trial is supported by other confirmatory evidence.

In addition, the manufacturer of an investigational drug in a Phase 2 or Phase 3 clinical trial for a serious or life-threatening disease is required to make available, such as by posting on its website, its policy on evaluating and responding to requests for expanded access to such investigational drug.

After completion of the required clinical testing, an NDA is prepared and submitted to the FDA. FDA approval of the NDA is required before marketing and distribution of the product may begin in the United States. The NDA must include the results of all preclinical, clinical, and other testing and a compilation of data relating to the product’s pharmacology, chemistry, manufacture, and controls. The cost of preparing and submitting an NDA is substantial. The submission of most NDAs is additionally subject to a substantial application user fee, currently exceeding $4.6 million for Fiscal Year 2027. Under an approved NDA, the applicant is also subject to an annual program fee, currently exceeding $416,000 for Fiscal Year 2027. These fees typically increase annually. Under limited circumstances, an applicant may be exempt from or seek a waiver of the application fee requirement.

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The FDA has 60 days from its receipt of an NDA to determine whether the application will be filed based on the FDA’s determination that it is adequately organized and sufficiently complete to permit substantive review. Once the submission is filed, the FDA begins an in-depth review. The FDA has agreed to certain performance goals to complete the review of NDAs. For a standard review, the goal for review of a new molecular entity (“NME”) is ten months from the date the FDA files the NDA, while the goal for review of a non-NME is ten months from the date of receipt of the NDA. For an NDA that has received a priority review designation from the FDA, the goal for review of an NME is six months from the date the FDA files the NDA, while the goal for review of a non-NME is six months from the date of receipt of the NDA. An NDA can receive a priority review designation when the FDA determines the drug has the potential to treat a serious or life-threatening condition and, if approved, would be a significant improvement in safety or effectiveness compared to available therapies. The review process for both standard and priority reviews may be extended by the FDA for three or more additional months to consider certain late-submitted information, or information intended to clarify information already provided in the NDA submission.

The FDA may also refer applications for novel drug products, as well as drug products that present difficult questions of safety or efficacy, to be reviewed by an advisory committee—typically a panel that includes clinicians, statisticians, and other experts—for review, evaluation, and a recommendation as to whether the NDA should be approved. The FDA is not bound by the recommendation of an advisory committee, but generally follows such recommendations. Before approving an NDA, the FDA will typically inspect one or more clinical sites to assure compliance with GCP. Additionally, the FDA will inspect the facility or the facilities at which the drug product is manufactured. The FDA will not approve the product unless compliance with cGMP is satisfactory and the NDA contains data that provide substantial evidence that the drug is safe and effective in the claimed indication.

After the FDA evaluates the NDA and completes any clinical and manufacturing site inspections, it issues either an approval letter or a complete response letter. A complete response letter generally outlines the deficiencies in the NDA submission and may require substantial additional testing, or information, in order for the FDA to reconsider the application for approval. If, or when, those deficiencies have been addressed to the FDA’s satisfaction in a resubmission of the NDA, the FDA will issue an approval letter. The FDA has committed to reviewing such resubmissions in two or six months depending on the type of information included. An approval letter authorizes commercial marketing and distribution of the drug with specific prescribing information for specific indications. As a condition of NDA approval, the FDA may require a risk evaluation and mitigation strategy (“REMS”) to help ensure that the benefits of the drug outweigh the potential risks to patients. A REMS can include medication guides, communication plans for healthcare professionals, and elements to assure a product’s safe use (“ETASU”). An ETASU REMS can include, but is not limited to, special training or certification for prescribing or dispensing the product, dispensing the product only under certain circumstances, special monitoring, and the use of patient-specific registries. The requirement for a REMS can materially affect the potential market and profitability of the product. Moreover, the FDA may require substantial post-approval testing and surveillance to monitor the product’s safety or efficacy.

Before approval, the FDA evaluates the results from in vitro manipulation and extraction, pharmacokinetics, and clinical human abuse potential studies to determine whether the accumulated evidence is sufficient to warrant claims of abuse deterrence. Post-marketing studies may also be required to determine whether the marketing of a product with abuse-deterrent properties results in meaningful reductions in abuse, misuse, and related adverse clinical outcomes, including addiction, overdose, and death in the post-approval setting.

Once granted, product approvals may be withdrawn if compliance with regulatory standards is not maintained or problems are identified following initial marketing. Changes to some of the conditions established in an approved NDA, including changes in indications, product labeling, manufacturing processes, or facilities, require submission and FDA approval of a new NDA, or supplement to an approved NDA, before the change can be implemented. An NDA supplement for a new indication typically requires clinical data similar to that in the original application, and the FDA uses the same procedures and actions in reviewing NDA supplements as it does in reviewing original NDAs.

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Use of Foreign Clinical Data

Our Phase 2 trial of CY200 is being conducted in the United Kingdom and is not being conducted under an IND. The FDA will accept a well-designed and well-conducted foreign clinical study not conducted under an IND as support for an IND or an application for marketing approval if, among other things, the study was conducted in accordance with good clinical practice, including review and approval by an independent ethics committee before initiation of the study and the obtaining and documenting of informed consent from subjects, and the FDA is able to validate the data from the study through an onsite inspection if the agency deems it necessary. A sponsor or applicant submitting data from such a study must also describe to the FDA the actions it took to ensure that the research conformed to good clinical practice. Although the FDA will examine data from a foreign study that does not meet these conditions, it will not accept that study as support for an IND or marketing application. In addition, marketing approval of a new drug based solely on foreign clinical data is governed by separate FDA regulations, under which the FDA may approve an application based solely on foreign data only if the data are applicable to the U.S. population and U.S. medical practice, the studies were performed by clinical investigators of recognized competence, and the data may be considered valid without the need for an FDA on-site inspection or, if the FDA considers an inspection necessary, the FDA is able to validate the data through an on-site inspection or other appropriate means. The FDA may conclude that data from our UK Phase 2 trial are not adequate to support an IND or a future NDA for CY200 or CY201, and we expect that any registrational program for CY200 or CY201 would include clinical trials conducted in the United States under an IND.

Section 505(b)(2) NDAs

An alternative to the NDA pathway described above is an NDA submitted under Section 505(b)(2) of the FDC Act, which enables the applicant to rely, in part, on the FDA’s prior findings in approving a similar product or published literature in support of its application. Section 505(b)(2) NDAs often provide an alternate path to FDA approval for modified formulations, new routes of administration, or new uses of previously approved products. Section 505(b)(2) permits the submission of an NDA where at least some of the information required for approval comes from studies not conducted by, or for, the applicant and for which the applicant has not obtained a right of reference. If the Section 505(b)(2) applicant can establish that reliance on the FDA’s prior findings of safety or effectiveness is scientifically appropriate, it may eliminate the need to conduct certain preclinical or clinical studies of the new product. The FDA may also require companies to perform additional studies or measurements to support the change from the approved product. The FDA may then approve the new product candidate for all, or some, of the indications for which the referenced product has been approved, as well as for any new indication sought by the Section 505(b)(2) applicant.

Fast Track Designation and Priority Review

FDA is required to facilitate the development, and expedite the review, of drugs that are intended for the treatment of a serious or life-threatening disease or condition for which there is no effective treatment and which demonstrate the potential to address unmet medical needs for the condition. Fast Track designation may be granted for products that are intended to treat a serious or life-threatening disease or condition for which there is no effective treatment and preclinical or clinical data demonstrate the potential to address unmet medical needs for the condition. Fast Track designation applies to both the product and the specific indication for which it is being studied. Any product submitted to FDA for marketing, including under a Fast Track designation, may be eligible for other types of FDA programs intended to expedite development and review, such as priority review.

Priority review may be granted for products that are intended to treat a serious or life-threatening condition and, if approved, would provide a significant improvement in safety and effectiveness compared to available therapies. FDA will attempt to direct additional resources to the evaluation of an application designated for priority review to facilitate the review.

Breakthrough Therapy Designation

FDA Breakthrough Therapy designation is designed to expedite the development and review of drugs that are intended to treat a serious condition where preliminary clinical evidence indicates that the drug may demonstrate substantial improvement over available therapies. The primary intent of Breakthrough Therapy designation is to develop evidence needed to support approval as efficiently as possible. The designation provides all the features of Fast Track designation, such as timely communication and rolling review, along with intensive guidance involving FDA senior managers on an efficient drug development program. While a drug with this designation is also eligible for separate expedited pathways like Accelerated Approval and Priority Review, these programs must still meet their own independent criteria.

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Disclosure of Clinical Trial Information

Sponsors of clinical trials of FDA-regulated products, including drugs, are required to register and disclose certain clinical trial information on the website www.clinicaltrials.gov. Information related to the product, patient population, phase of investigation, trial sites and investigators, and other aspects of a clinical trial are then made public as part of the registration. Sponsors are also obligated to disclose the results of their clinical trials after completion. Disclosure of the results of clinical trials can be delayed in certain circumstances for up to two years after the date of completion of the trial. Competitors may use this publicly available information to gain knowledge regarding the progress of clinical development programs as well as clinical trial design.

The Hatch-Waxman Amendments

Under the Drug Price Competition and Patent Term Restoration Act of 1984, referred to as the Hatch-Waxman Amendments, a portion of a product’s U.S. patent term that was lost during clinical development and regulatory review by the FDA may be restored. The Hatch-Waxman Amendments also provide a process for listing patents pertaining to approved products in the FDA’s Approved Drug Products with Therapeutic Equivalence Evaluations (commonly known as the “Orange Book”) and for a competitor seeking approval of an application that references a product with listed patents to make certifications pertaining to such patents. In addition, the Hatch-Waxman Amendments provide for a statutory protection, known as non-patent exclusivity, against the FDA’s acceptance or approval of certain competitor applications.

Patent Term Extension

Patent Term Extension (“PTE”) in the United States can compensate for lost patent grant time during product development and the regulatory review process for a patent that covers a new product or its use. This PTE period is generally one-half the time between the effective date of an IND (falling after issuance of the patent) and the submission date of an NDA, plus the time between the submission date of an NDA and the approval of that application, provided the sponsor acted with diligence. PTEs that can be obtained are for up to five years beyond the expiration of the patent or fourteen years from the date of product approval, whichever is earlier. Only one patent applicable to an approved drug may be extended and the extension must be applied for prior to expiration of the patent. The USPTO, in consultation with the FDA, reviews and approves the application for any patent term extension or restoration.

The term of individual patents depends upon the legal term of the patents in the countries in which they are obtained. In most countries in which we file, the patent term is 20 years from the earliest date of filing a nonprovisional patent application related to the patent. A U.S. patent also may be accorded patent term adjustment, or PTA, under certain circumstances to compensate for delays in obtaining the patent from the USPTO. In some instances, such a PTA may result in a U.S. patent term extending beyond 20 years from the earliest date of filing a non-provisional patent application related to the U.S. patent. In addition, in the United States, the term of a U.S. patent that covers an FDA-approved drug may also be eligible for a patent term extension, or PTE, which permits patent term restoration as compensation for the patent term lost during the FDA regulatory review process. The Hatch-Waxman Act permits a PTE of up to five years beyond the expiration of the patent. The length of the PTE is related to the length of time the drug is under regulatory review. PTE cannot extend the remaining term of a patent beyond a total of fourteen years from the date of product approval and only one patent applicable to an approved drug may be extended. Similar provisions are available in Europe and certain other jurisdictions to extend the term of a patent that covers an approved drug. In the future, if and when our products receive FDA approval, we expect to apply for PTEs on patents covering products eligible for PTE. We plan to seek PTEs for any of our issued patents in any jurisdiction where these are available; however, there is no guarantee that the applicable authorities, including the FDA in the United States, will agree with our assessment of whether such extensions should be granted, and if granted, the length of such extensions.

We also believe that (1) PF614 and nafamostat will be eligible for a five-year NCE regulatory exclusivity, and (2) PF614-MPAR will be eligible for a three-year clinical investigation, or CI, regulatory exclusivity, under the Hatch-Waxman Act, during which time no ANDA can be approved.

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Under the Hatch-Waxman Act, patents covering the product such as patents claiming the approved composition of matter, approved methods of use, approved formulations, and approved dosing and administration shall be listed in the Orange Book, which identifies drug products approved by FDA under the FDC Act. Applicable regulatory exclusivities, such as the five-year NCE exclusivity and the three-year CI exclusivity, are also listed in the Orange Book. If an ANDA or 505(b)(2) applicant files its application before expiration of all patents listed in the Orange Book, it must submit a certification for each listed patent. If an Orange Book listed patent is challenged via a Paragraph IV certification and we sue the ANDA or 505(b)(2) applicant for infringement within 45 days of receiving notice of the certification, a statutory 30-month stay of FDA approval, will be put in place that will prohibit the FDA from finally approving the ANDA or 505(b)(2) application until the 30-months have expired or after a court has held in favor of the ANDA or 505(b)(2) applicant. If the application is submitted during the five-year NCE exclusivity period, the 30-month stay is extended as necessary so that it expires seven and one-half years after NDA approval. If in a Pediatric Written Request, or PWR, and we complete the pediatric study according to the terms of the PWR and FDA accepts the study reports, the periods of protection afforded by unexpired Orange Book listed exclusivities (patent or regulatory) will generally be extended by six months.

Similar provisions are available in Europe, Japan, and certain other jurisdictions to extend the exclusivity of a patent that covers an approved drug. In the European Union, we believe PF614 and nafamostat will be eligible for 10 years of regulatory exclusivity from European Marketing Application, or EMA, approval. In Japan, we believe PF614 will be eligible for eight years of regulatory exclusivity from a Japanese new drug application, or J-NDA, approval.

Orange Book Listing

In seeking approval for a drug through an NDA, applicants are required to list with the FDA each patent with claims covering the applicant’s product or method of using the product. Upon approval of a drug, each of the patents identified in the application for the drug are then published in the FDA’s Orange Book. Drugs listed in the Orange Book can, in turn, be cited by potential generic competitors in support of approval of an ANDA. An ANDA provides for marketing of a drug product that has the same active ingredients in the same strengths and dosage form as the listed drug and has been shown to be bioequivalent to the listed drug. Other than the requirement for bioequivalence testing, ANDA applicants are not required to conduct, or submit results of, preclinical or clinical tests to prove the safety or effectiveness of their drug product. Drugs approved in this way are commonly referred to as “generic equivalents” to the listed drug and can often be substituted by pharmacists under prescriptions written for the original listed drug.

The ANDA applicant is required to certify to the FDA concerning any patents listed for the approved product in the FDA’s Orange Book. Specifically, the applicant must certify that: (i) the required patent information has not been filed; (ii) the listed patent has expired; (iii) the listed patent has not expired but will expire on a particular date and approval is sought after patent expiration; or (iv) the listed patent is invalid or will not be infringed by the new product. The ANDA applicant may also elect to submit a Section VIII statement certifying that its proposed ANDA labeling does not contain (or carves out) any language regarding the patented method-of-use rather than certify to a listed method-of-use patent. If the applicant does not challenge the listed patents, the ANDA application will not be approved until all the listed patents claiming the referenced product have expired.

A certification that the new product will not infringe the already approved product’s listed patents, or that such patents are invalid, is called a Paragraph IV certification. If the ANDA applicant has provided a Paragraph IV certification to the FDA, the applicant must also send notice of the Paragraph IV certification to the NDA and patent holders once the ANDA has been filed with and accepted by the FDA. The NDA and patent holders may then initiate a patent infringement lawsuit in response to the notice of the Paragraph IV certification. The filing of a patent infringement lawsuit within 45 days of the receipt of a Paragraph IV certification automatically prevents the FDA from approving the ANDA until the earlier of 30 months, expiration of the patent, settlement of the lawsuit, or a decision in the infringement case that is favorable to the ANDA applicant.

An applicant submitting an NDA under Section 505(b)(2) of the FDC Act, which permits the filing of an NDA where at least some of the information required for approval comes from studies not conducted by, or for, the applicant and for which the applicant has not obtained a right of reference, is required to certify to the FDA regarding any patents listed in the Orange Book for the approved product it references to the same extent that an ANDA applicant would.

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Market Exclusivity

Market exclusivity provisions under the FDC Act also can delay the submission or the approval of certain applications. The FDC Act provides a five-year period of non-patent marketing exclusivity within the United States to the first applicant to gain approval of an NDA for a new chemical entity (“NCE”). A drug is entitled to NCE exclusivity if it contains no active moiety that has been previously approved by the FDA. During the exclusivity period, the FDA may not accept for review an ANDA or a 505(b)(2) NDA submitted by another company for another version of such drug where the applicant does not own or have a legal right of reference to all the data required for approval. However, an application may be submitted after four years if it contains a Paragraph IV certification. For a drug that has been previously approved by the FDA, the FDC Act also provides three years of marketing exclusivity for an NDA, 505(b)(2) NDA, or supplement to an existing NDA if new clinical investigations, other than bioavailability studies, that were conducted or sponsored by the applicant are deemed by the FDA to be essential to the approval of the application, for example, for new indications, dosages or strengths of an existing drug. This three-year exclusivity covers only the new conditions of use and does not prohibit the FDA from approving ANDAs for drugs for the original conditions of use, such as the originally approved indication. Five-year and three-year exclusivity will not delay the submission or approval of a full NDA; however, an applicant submitting a full NDA would be required to conduct or obtain a right of reference to all of the non-clinical studies and adequate and well-controlled clinical trials necessary to demonstrate safety and effectiveness.

Orphan Drug Designation and Exclusivity

Under the Orphan Drug Act, the FDA may designate a drug as an orphan drug if it is intended to treat a rare disease or condition, being one that affects fewer than 200,000 persons in the United States or, if it affects more, one for which there is no reasonable expectation that the cost of developing the drug and making it available in the United States will be recovered from its sales in the United States. Orphan Drug Designation does not shorten the regulatory review and approval process, but it entitles the sponsor to a tax credit for qualified clinical testing costs and, subject to conditions, an exemption from the FDA application fee. If a drug with Orphan Drug Designation receives the first FDA approval of that drug for the disease or condition for which it is designated, the FDA may not approve another application for the same drug for the same disease or condition for seven years, unless the holder of the exclusivity consents, cannot assure the availability of sufficient quantities of the drug, or the later drug is shown to be clinically superior. Orphan drug exclusivity does not prevent the approval of a different drug for the same disease or condition, and it extends only to the approved use within the designated disease or condition; exclusivity may not be available if the product is approved for a broader indication than the designated use and may be lost if the FDA later determines that the designation request was materially defective. The FDA has granted Orphan Drug Designation to Cy Biopharma AG, our subsidiary, for psilocybin for the treatment of CRPS.

Post-Marketing Requirements

Following approval of a new product, a pharmaceutical company and the approved product are subject to continuing regulation by the FDA, including, among other things, monitoring and recordkeeping activities, reporting to the applicable regulatory authorities of adverse experiences with the product, providing the regulatory authorities with updated safety and efficacy information, product sampling and distribution requirements, and complying with promotion and advertising requirements, which include, among others, standards for direct-to-consumer advertising, restrictions on promoting drugs for uses or in patient populations that are not described in the drug’s approved labeling (known as “off-label use”), limitations on industry-sponsored scientific and educational activities and requirements for promotional activities involving the internet. Although physicians may prescribe legally available drugs for off-label uses, manufacturers may not market or promote such off-label uses. Modifications or enhancements to the product or its labeling or changes of the site of manufacture are often subject to the approval of the FDA and other regulators, who may or may not grant approval or may include in a lengthy review process.

Prescription drug advertising is subject to federal, state, and foreign regulations. In the United States, the FDA regulates prescription drug promotion, including direct-to-consumer advertising. Prescription drug promotional materials must be submitted to the FDA in conjunction with their first use. Any distribution of prescription drug products and pharmaceutical samples must comply with the U.S. Prescription Drug Marketing Act (“PDMA”), a part of the FDC Act. In addition, Title II of the Federal Drug Quality and Security Act of 2013, known as the Drug Supply Chain Security Act or the DSCSA, has imposed new “track and trace” requirements on the distribution of prescription drug products by manufacturers, distributors, and other entities in the drug supply chain. These requirements were phased in over a ten-year period ending on November 27, 2023, although the FDA has granted exemptions that defer compliance with certain of these requirements for some trading partners. Unless the products were packaged prior to November 27, 2018, the DSCSA requires product identifiers (i.e., serialization) on prescription drug products in order to establish an electronic interoperable prescription product system to identify and trace certain prescription drugs distributed in the United States. The DSCSA replaced the prior drug “pedigree” requirements under the PDMA and preempts existing state drug pedigree laws and regulations. The DSCSA also establishes requirements for the licensing of wholesale distributors and third-party logistic providers. These licensing requirements preempt states from imposing licensing requirements that are inconsistent with, less stringent than, directly related to, or otherwise encompassed by standards established by FDA pursuant to the DSCSA. Until FDA promulgates regulations to address the DSCSA’s new national licensing standard, current state licensing requirements typically remain in effect.

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In the United States, once a product is approved, its manufacture is subject to comprehensive and continuing regulation by the FDA. The FDA regulations require that products be manufactured in specific facilities and in accordance with cGMP. cGMP regulations require among other things, quality control and quality assurance as well as the corresponding maintenance of records and documentation and the obligation to investigate and correct any deviations from cGMP. Drug manufacturers and other entities involved in the manufacture and distribution of approved drugs are required to register their establishments with the FDA and certain state agencies and are subject to periodic unannounced inspections by the FDA and certain state agencies for compliance with cGMP and other laws. Accordingly, manufacturers must continue to expend time, money, and effort in the area of production and quality control to maintain cGMP compliance. These regulations also impose certain organizational, procedural, and documentation requirements with respect to manufacturing and quality assurance activities. NDA holders using contract manufacturers, laboratories, or packagers are responsible for the selection and monitoring of qualified firms, and, in certain circumstances, qualified suppliers to these firms. These firms and, where applicable, their suppliers are subject to inspections by the FDA at any time, and the discovery of violative conditions, including failure to conform to cGMP, could result in enforcement actions that interrupt the operation of any such product or may result in restrictions on a product, manufacturer, or holder of an approved NDA, including, among other things, recall or withdrawal of the product from the market.

The CSA and DEA Regulation

Our products are regulated as “controlled substances” as defined under the CSA and regulations promulgated by DEA. The law and regulations establish registration, security, recordkeeping, reporting, storage, distribution, importation, exportation, and other requirements administered by DEA.

Controlled substances are classified into five schedules: Schedule I, II, III, IV, or V, depending on the abuse potential. Schedule I substances by definition have a high potential for abuse, have no currently accepted medical use in the United States, lack accepted safety for use under medical supervision, and may not be prescribed, marketed or sold in the United States. A pharmaceutical product may be listed as Schedule II, III, IV, or V, with Schedule II substances considered to present the highest risk of abuse and Schedule V substances the lowest relative risk of abuse among such substances. Schedule I and II substances are subject to the strictest controls under the CSA, including manufacturing and procurement quotas, security requirements to guard against theft or diversion, and criteria for importation.

CY200 and CY201, our product candidates for the treatment of CRPS, contain psilocybin and psilocin, respectively. Psilocybin and its active metabolite, psilocin, are listed by the DEA as Schedule I controlled substances under the CSA. Because CY200 and CY201 contain Schedule I substances, each U.S. research site must, before conducting clinical trials, submit a research protocol to the DEA and obtain and maintain a DEA Schedule I researcher registration authorizing the site to handle and dispense the product candidate and to obtain it from our importer or manufacturer. As of the date hereof, we have not submitted an IND for CY200 or CY201 to the FDA and have not applied for any DEA registration or quota for CY200 or CY201, and we are not the sponsor of any clinical study of CY200 or CY201 in the United States.

PF614 will be classified as a Schedule II controlled substance under the CSA and regulations because it contains oxycodone which is already regulated as a Schedule II controlled substance. Consequently, the manufacturing, shipping, storing, selling, prescribing, and dispensing of our products is subject to a high degree of regulation. Schedule II drugs are subject to the strictest requirements for registration, security, recordkeeping, and reporting. Facilities must maintain complete and accurate inventories and records of all controlled substances received, manufactured, stored, and distributed. These facilities must comply with strict security requirements to prevent diversion of drugs in their possession. Also, distribution and dispensing of these drugs are highly regulated. For example, all Schedule II drug prescriptions must be issued by a DEA-registered practitioner, either in writing or electronically, and may not be refilled, that is, a new prescription is required.

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Annual registration is required for any facility that manufactures, distributes, imports, or exports any controlled substance. Also, practitioners and pharmacies are required to register every three years. The registration is specific to the location, activity, and controlled substance schedule. For example, separate registrations are needed for import and manufacturing, and each registration will specify which schedules of controlled substances the facility is authorized to handle. Our contract manufacturers must be registered with DEA.

In addition, the CSA establishes an annual quota system that limits the manufacturing of API and dosage forms in the United States of Schedule I and II controlled substances. To the extent we or our contract manufacturers conduct manufacturing, repackaging or relabeling of CY200 or CY201 in the United States, we and our contract manufacturers would be subject to the DEA’s annual manufacturing and procurement quota requirements with respect to psilocybin and psilocin for so long as they remain controlled in Schedule I or II. In January 2026, the DEA finalized its aggregate production quotas for 2026, increasing the psilocybin production quota to 50,000 grams from 30,000 grams in 2025, and the psilocin production quota to 80,000 grams from 36,000 grams in 2025, reflecting growing research demand; however, there can be no assurance that future quota allocations will be sufficient for our needs or that the DEA will continue to increase quotas.

With respect to opioids, first, the DEA establishes an annual aggregate quota for how much active opioid ingredients, such as oxycodone and tapentadol, may be produced in total in the United States based on the DEA’s estimate of the quantity needed to meet legitimate scientific and medicinal needs. The limited aggregate number of opioids that the DEA allows to be produced in the United States each year is allocated among individual companies, who must submit applications annually to the DEA for individual production quotas. Also, dosage form manufacturers must also request a procurement quota to acquire opioid API to manufacture dosage forms for distribution. We and our contract manufacturers must receive an annual quota from the DEA in order to produce or procure any Schedule I or Schedule II substance, including oxycodone base for use in manufacturing PF614. The DEA may adjust aggregate production quotas and individual production and procurement quotas from time to time during the year. DEA has substantial discretion in whether or not to make such adjustments. Our contract manufacturers must apply for and obtain the necessary quotas on an annual basis.

In November 2017, the DEA reduced the amount of almost every Schedule II opiate and opioid medication that may be manufactured in the United States in calendar year 2018 by 20%. In October 2018, the SUPPORT Act was enacted, which included amendments to the CSA to require that appropriate quota reductions be made after estimating potential for diversion. DEA announced that the estimate is based on rates of overdose deaths and abuse, the overall public health impact related to specific controlled substances and may include other factors as appropriate. For 2019, the DEA proposed decreased manufacturing quotas for the six most frequently misused opioids, including oxycodone, by an average of 10% as compared to the 2018 quotas. In October 2019, consistent with the SUPPORT Act, DEA proposed additional regulations to amend the manner in which the agency grants quotas to manufacturers. In August 2023, DEA finalized these regulations, which established use-specific quotas, including commercial sales, product development, transfer, replacement, and packaging. To decrease the risk of diversion and increase accountability, the regulations also reduced inventory allowances and required procurement quota certifications. In May 2026, DEA proposed further revisions to its manufacturing and procurement quota regulations, including changes to quota applications and to the use-specific subcategories for domestic sale and export. . The DEA proposed further decreasing manufacturing quotas in 2020 for five of the six opioids (fentanyl, hydrocodone, hydromorphone, oxycodone, and oxymorphone), by an average of 28%. For 2021, the DEA decreased the aggregate quota for oxycodone by about 13% and for hydrocodone by about 10% from the final established 2020 quotas. For 2026, the DEA proposed further reductions from the 2025 established aggregate quotas for oxycodone (for sale), hydrocodone (for sale), and other Schedule II opioids, citing continued declines in medical usage and in requests for product development quota for oxycodone products, and in January 2026, the DEA finalized the 2026 aggregate production quotas, adopting the proposed reductions for oxycodone (for sale) and hydrocodone (for sale). Because PF614 is regulated as a Schedule II controlled substance, it is subject to the DEA’s aggregate, individual production, and procurement quota scheme.

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Ordering and distribution of any Schedule I or II controlled substance are also subject to special ordering requirements under either the electronic Controlled Substance Ordering System (“CSOS”) or use of DEA Form 222s. Information regarding specific transactions are reported to DEA, and cumulative reports of such transactions are required monthly/quarterly.

The DEA also requires drug manufacturers to design and implement a system that identifies and reports suspicious orders of controlled substances. Such orders include those of unusual size, those that deviate substantially from a normal pattern, and those of unusual frequency. Manufacturers must refuse to complete any sale and report to DEA any orders for which it is unable to resolve any potential “red flags.” A compliant suspicious order monitoring system includes well-defined due diligence, “know your customer” process as well as systems to identify and monitor ordering and sales of controlled substances.

To enforce these requirements, the DEA conducts periodic inspections of registered establishments that handle controlled substances. Failure to maintain compliance with applicable requirements, especially security and recordkeeping and as manifested in loss or diversion or inability to account for all controlled substances, can result in administrative, civil, or criminal enforcement action that could have a material adverse effect on our business, results of operations, and financial condition. The DEA may seek civil penalties, refuse to renew necessary registrations, or initiate administrative proceedings to revoke those registrations. The DEA may also reduce or deny quota to manufacturing facilities based on non-compliance with these requirements. In certain circumstances, violations could result in criminal proceedings.

Individual states also independently regulate controlled substances, and we or our partners must obtain separate state registrations, permits or licenses in order to obtain, handle and distribute controlled substances for clinical trials or commercial sale.

Regulation of Psilocybin and Psychedelic Substances

For CY200 or CY201 to be lawfully marketed for medical use in the United States, the relevant substance or drug product would need to be placed in Schedule II, III, IV or V, or otherwise removed from Schedule I. FDA approval would satisfy the accepted medical use element relevant to that scheduling determination. If CY200 or CY201 receives FDA approval, applicable federal scheduling action would be required before it could be prescribed to patients in the United States, because an FDA-approved drug product cannot remain in Schedule I. The scheduling determination will depend on FDA approval and the scheduling analysis and recommendation of the U.S. Department of Health and Human Services (“HHS”), and, if HHS recommends that the approved drug be controlled in Schedule II, III, IV or V, the DEA generally must issue an interim final rule controlling the drug no later than 90 days after the later of its receipt of HHS’s scientific and medical evaluation and scheduling recommendation or notice of FDA approval. The interim final rule becomes immediately effective and must provide interested persons an opportunity to comment and request a hearing; a final rule follows after those proceedings. In August 2025, the DEA formally transmitted a petition it received to reschedule psilocybin from Schedule I to Schedule II of the CSA to HHS for review; however, no scheduling action has been taken as of the date hereof, and there can be no assurance as to the timing or outcome of such proceedings. The FDA or the DEA may also require additional data regarding the abuse potential of CY200 or CY201, including through a human abuse potential study or an equivalent study.

In July 2026, the FDA issued final guidance titled “Psychedelic Drugs: Considerations for Clinical Investigations,” which sets out the FDA’s current, nonbinding recommendations on matters including abuse-potential assessment, trial design, safety monitoring and psychological or behavioral interventions used in psychedelic-drug trials. Among other things, the guidance recommends that sponsors design trials to mitigate the impact of functional unblinding and expectancy bias, evaluate the durability of treatment effect, use trial designs that can distinguish the contribution of the drug from any psychological support or psychotherapy, and document their psychotherapy model, which may be incorporated into product labeling. The FDA has characterized these recommendations as nonbinding, but the agency’s expectations as reflected in the guidance could influence the design and cost of our clinical program for CY200 or CY201.

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We plan to conduct CY200 clinical activity outside the United States, including a Phase 2 trial in the United Kingdom. In the United Kingdom, psilocybin is a Class A drug under the Misuse of Drugs Act 1971 and is listed in Schedule 1 to the Misuse of Drugs Regulations 2001. Research and clinical trials involving Schedule 1 substances in the UK require a Home Office domestic controlled drugs license, which can take months to process, and enhanced secure storage facilities, Each clinical trial requires new Home Office licensing approval. Our contract packager and each of the Phase 2 trial sites hold such licenses. In July 2025, the UK government accepted in principle the recommendations of the Advisory Council on the Misuse of Drugs (the “ACMD”) to pilot an exemption from the Home Office license requirement for universities and hospitals conducting research clinical trials and other approved clinical trials with Schedule 1 drugs; however, because the policy is still being designed, standard Schedule 1 licensing requirements remain fully in effect. UK clinical trials also require authorization from the MHRA under the Medicines for Human Use (Clinical Trials) Regulations 2004, as amended, and a favorable opinion from a UK research ethics committee. The MHRA may suspend or terminate a clinical trial, and sponsors, investigators and trial sites must comply with UK good clinical practice requirements. A Phase 3 pivotal trial in the United States, Europe and Australia will require applicable controlled-substance licensing requirements in each jurisdiction. Psilocybin and psilocin are also listed in Schedule I of the 1971 Convention on Psychotropic Substances, and parties to that Convention are generally required to apply licensing and authorization controls to the manufacture, trade, distribution, import and export of Schedule I substances.

Our current clinical supply chain depends on the export of CY200 from our contract manufacturer in North America and its import into the United Kingdom by our contract packager before onward supply to the Phase 2 trial sites. Each shipment requires export authorization from the manufacturer’s jurisdiction and a Home Office import license, which our contract packager, as the holder of a Home Office controlled drugs license, must obtain for each shipment. Any export of controlled drugs from the UK would require a separate Home Office export license. If we conduct clinical trials in, or supply CY200 or CY201 to, the United States in the future, any import or export of CY200 or CY201 into or from the United States would also require applicable DEA registrations and import or export permits.

If CY200 or CY201 is approved by the FDA and the finished dosage form is listed by the DEA as a Schedule II, III, IV or V controlled substance, its manufacture, importation, exportation, domestic distribution, storage, sale, prescribing, dispensing and legitimate use will remain subject to significant regulation by the DEA. Depending on CY200/CY201’s final schedule, labeling and any FDA-required risk-management measures, CY200/CY201 could be subject to supervised-administration or distribution restrictions that limit commercial uptake. The FDA may require a REMS as a condition of approval if it determines that such measures are necessary to ensure that the benefits of CY200/CY201 outweigh its risks. Separate scheduling determinations may be required under individual state controlled substance laws and regulations, many of which classify psilocybin and psilocin as Schedule I substances. While some states automatically schedule or reschedule a drug based on federal action, other states schedule drugs through rulemaking or legislative action.

UK Marketing Authorization

In the United Kingdom, a medicinal product may not be placed on the market unless it is the subject of a marketing authorization granted by the MHRA. An application for a UK marketing authorization must be supported by data demonstrating the quality, safety and efficacy of the product, and the MHRA may impose risk-management or risk-minimization measures as conditions of any authorization. Following authorization, the marketing authorization holder is subject to ongoing pharmacovigilance, labeling, advertising and variation requirements, and manufacturing, importing or supplying CY200/CY201 in the UK must comply with UK good manufacturing practice requirements enforced by the MHRA and requires applicable MHRA manufacturing or import authorizations and Home Office controlled drugs licenses. Because psilocybin is listed in Schedule 1 to the 2001 Regulations, an MHRA marketing authorization alone would not permit CY200/CY201 to be prescribed or supplied in the UK; the Home Office has indicated that, if an MHRA marketing authorization were granted, it would review the scheduling of psilocybin under the 2001 Regulations, subject to advice from the Advisory Council on the Misuse of Drugs (ACMD). In addition, in England, NHS coverage and reimbursement of CY200/CY201 would generally depend on a positive technology appraisal by the National Institute for Health and Care Excellence (“NICE”), which assesses clinical effectiveness and cost-effectiveness.

Legislative and Regulatory Initiatives for Opioids

In response to widespread prescription opioid abuse, the United States government and a number of state legislatures have enacted legislation and regulations intended to fight the opioid epidemic. The number and scope of legislative and regulatory actions, particularly in the last three years, emphasize the severity of the opioid epidemic and its impact on our society. The FDA has stated that addressing prescription drug abuse is a priority and has reaffirmed that the development of abuse-deterrent opioids is a key part of that strategy.

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Recent actions to address the opioid abuse epidemic include:

●	FDA guidance: In April 2015, the FDA adopted final guidance regarding studies and clinical trials that should be conducted to demonstrate that a given formulation has abuse-deterrent properties, how those studies and clinical trials will be evaluated, and what product labeling claims may be approved based on the results of those studies and clinical trials. The guidance describes four categories of abuse-deterrence studies and clinical trials: Categories 1, 2, and 3 consist of pre-marketing studies and clinical trials designed to evaluate a product candidate’s potentially abuse-deterrent properties under controlled conditions, while Category 4, post-marketing clinical trials and studies, assesses the real-world impact of abuse-deterrent formulations. The final guidance also provides examples of product label claims that may be made based on the results of the corresponding studies and clinical trials.

●	FDA Opioids Action Plan: In February 2016, the FDA released an action plan to address the opioid abuse epidemic and reassess the FDA’s approach to opioid medications. The FDA’s plan is part of a broader initiative led by the U.S. Department of Health and Human Services (“HHS”), to address opioid-related overdose, death, and dependence.

●	CDC Prescribing Guidelines: In November 2022, the CDC released a new Guideline for Prescribing Opioids for Pain to update their 2016 Guidelines. The new guidance includes recommendations for managing acute (duration of <1 month), subacute (duration of 1–3 months), and chronic (duration of >3 months) pain. The guideline addresses the following four areas: 1) determining whether or not to initiate opioids for pain, 2) selecting opioids and determining opioid dosages, 3) deciding duration of initial opioid prescription and conducting follow-up, and 4) assessing risk and addressing potential harms of opioid use.

●	FDA Drug Safety Communication: In April 2023, the FDA issued a communication that in the ongoing effort to address the nation’s opioid crisis, it was making several updates to the prescribing information of opioid pain medicines to provide additional guidance on their use. The changes include label updates addressing addiction, abuse and misuse as well as life-threatening respiratory depression, accidental ingestion, risks from concomitant use with other CNS depressants, neonatal withdrawal and opioid analgesic risk evaluation and mitigation strategy.

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FDA Labeling Changes Regarding Long-Term Use: In July 2025, the FDA announced class-wide safety labeling changes for opioid pain medications to further emphasize and characterize the risks associated with long-term use. These include removing the phrase “extended treatment period” from the indications, emphasizing that higher doses are associated with increased risk of serious harm, adding quantitative estimates of the risks of addiction, abuse, misuse, and overdose in long-term use, and clarifying that extended-release/long-acting opioids should be used only when alternative therapies, including immediate-release opioids, are inadequate.

●	Enhanced Warnings and Safety Labeling: In March 2016, the FDA announced required enhanced warnings for immediate-release opioid pain medications related to risks of misuse, abuse, addiction, overdose, and death. Subsequently, there have been several class-wide labeling changes, including the addition of boxed warnings relating to serious risks of using certain opioids medications along with benzodiazepines and other central nervous system depressants, including alcohol (December 2016); and additional information relating to the new class-wide REMS (September 2018).

●	Enactment of the Comprehensive Addiction and Recovery Act (“CARA”): In 2016, the CARA was enacted to address the national epidemics of prescription opioid abuse and heroin use. Consistent with the initiatives of HHS, this legislation sought to, among other things, expand the availability of naloxone for law enforcement and other first responders; form an interagency task force to develop best practices for pain management with opioid medications; and provide resources to improve state monitoring of controlled substances, including opioids.

●	Enactment of the Substance Use-Disorder Prevention that Promotes Opioid Recovery and Treatment for Patients and Communities Act (“SUPPORT Act”): In October 2018, the SUPPORT Act was enacted as a comprehensive legislative response to the continuing opioid epidemic. It includes a number of measures directed towards regulation and improvement of treatment for substance use-disorder and increased coverage by CMS of medication assisted treatment options. In addition, the SUPPORT Act requires HHS to report to Congress on existing barriers to access to abuse-deterrent opioid formulations by Medicare Part C and D beneficiaries. It also includes a number of requirements directed at reducing the potential for oversupply of opioids to reduce the potential for misuse and diversion. In December 2025, the SUPPORT for Patients and Communities Reauthorization Act of 2025 was enacted, reauthorizing and revising many of the SUPPORT Act’s substance use disorder prevention, treatment, and recovery programs through fiscal year 2030.

Properties

Our principal executive office is located at 7946 Ivanhoe Ave., Suite 201 in La Jolla, California, where we lease a total of 850 square feet of office space that we use for our administrative activities. All development activities are undertaken at contract research organizations. The lease expires in October 2026. We believe that our current arrangements will be sufficient to meet our needs for the foreseeable future, and that, should it be needed, suitable space will be available to accommodate our administrative activities. Cy Biopharma does not lease any premises.

Human Capital Resources (Employees)

Following the acquisition of Cy Biopharma, our workforce expanded to include personnel supporting both our existing programs and Cy Biopharma’s research and development activities. As of September 30, 2026, we had 7 full-time and 5 part-time employees, including 5 employees holding Ph.D. degrees. From time to time, we also retain independent contractors to support our organization. None of our employees are represented by a labor union or covered by collective bargaining agreements, and we believe our relationship with our employees is good.

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